As filed with the Securities and Exchange Commission on August 7, 2007

Registration Statement No.333-143987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Payment Data Systems, Inc.
(Exact name of registrant as specified in its charter)

NV	6099	98-0190072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Payment Data, Inc. 12500 San Pedro, Suite 120 San Antonio, TX 78006 210-249-4100	Michael R. Long Payment Data, Inc. 12500 San Pedro, Suite 120 San Antonio, TX 78006 210-249-4100
(Address and telephone number of principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies of communications to:
Amy M. Trombly, Esq. Trombly Business Law 1320 Centre St., Suite 202 Newton, MA 02459 (617) 243-0060

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 Check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered (1)	Proposed offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.001	15,000,000	$0.09	$1,350,000	$41.45

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The price of $0.09 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board on June 21, 2007, is set forth solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

PAYMENT DATA SYSTEMS, INC.

OFFERING UP TO 15,000,000 COMMON SHARES

This prospectus relates to the sale of up to 15,000,000 shares of our common stock by a selling stockholder.  We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of securities under an Investment Agreement, also referred to as an Equity Line of Credit, that we have entered into with Dutchess Private Equities Fund, Ltd., which permits us to "put" up to $10 million in shares of common stock to Dutchess. Dutchess will pay us 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit. All costs associated with this registration will be borne by us.

The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol PYDS.OB. On August 3, 2007, the last reported sale price of our common stock was $0.09 per share.

Dutchess Private Equities Fund, Ltd. is an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with the resale of common stock under the Investment Agreement.

____________________

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE "RISK FACTORS" BEGINNING ON PAGE 9.

____________________

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Subject to Completion, the date of this Prospectus is August 7, 2007.

PROSPECTUS SUMMARY

PAYMENT DATA SYSTEMS, INC.

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We were founded in July 1998 and are incorporated in the State of Nevada. Our primary operations consist of functioning as a processor of electronic payments for other companies. We provide integrated electronic payment processing services to merchants and businesses, including all types of Automated Clearinghouse processing and credit and debit card-based processing services. The Automated Clearinghouse Network is a nationwide electronic funds transfer system that is regulated by the Federal Reserve and provides for the clearing of electronic payments between participating financial institutions. Our Automated Clearinghouse processing services enable merchants or businesses to both disburse and collect funds electronically using e-checks to transfer funds instead of traditional paper checks. An e-check is an electronic debit to a bank checking account that is initiated at the point-of-sale, on the Internet, over the telephone or via a bill payment sent through the mail and is processed using the Automated Clearinghouse network. Our card-based processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions. A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. A card-not-present transaction occurs whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet, mail, fax or telephone. Our electronic payment processing may take place in a variety of forms and situations. For example, our capabilities allow merchants to convert a paper check to an e-check or receive card authorization at the point-of-sale, have their customer service representatives take e-check or card payments from their consumers by telephone, and enable their consumers to make e-check or card payments directly through the use of a web site or by calling an Interactive Voice Response telephone system. We also operate an online payment processing service for consumers under the domain name www.billx.com through which consumers can pay anyone.

We generate revenues by charging fees for the electronic processing of payment transactions and related services. We charge certain merchants for these processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. We charge other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to our customers, including fees for returns, monthly minimums, and other miscellaneous services. We charge consumers that use our billx.com online payment service a flat monthly fee that allows them to make a certain number of payments in a month. We also charge these consumers an additional fee for each payment that exceeds the allowed number of payments in a given month. We operate solely in the United States as a single operating segment.

Our auditors have issued a going concern opinion on our audited financial statements for the year ended December 31, 2006. As of March 31, 2007, our cash balance was $318,202 and we anticipate cash needs of approximately $1.5 million for the next twelve months. Our ability to continue as a going concern is likely contingent on us receiving additional capital. If sufficient capital is not available to us, we would likely be required to reduce or discontinue our operations.  We intend to use the proceeds from our equity line with Dutchess to pay current liabilities and fund our current level of operations in the future until we achieve positive cash flow from operations, if ever.

HOW TO CONTACT US

Our executive offices are located at 12500 San Pedro, Suite 120, San Antonio, Texas  78216.  Our telephone number is (210) 249-4100.  Our Internet address is www.paymentdata.com.  We do not intend for information on our website to be included in this prospectus.

THE OFFERING

This prospectus relates to the resale of up to 15,000,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Investment Agreement.

Common stock offered	15,000,000 shares

Use of proceeds	We will not receive proceeds from the sale by the selling stockholder of our common stock. We will receive proceeds from our Investment Agreement with Dutchess. See “Use of Proceeds.”

Symbol for our common stock	Our common stock trades on the OTCBB Market under the symbol “PYDS.OB”

OUR CAPITAL STRUCTURE AND SHARES AVAILABLE FOR FUTURE SALE

Shares of common stock outstanding as of June 13, 2007	70,487,600	(1)
Shares of common stock potentially issuable upon exercise of the put right to Dutchess.	15,000,000	(2)
Total	85,487,600

(1)

Assumes:

•

No exercise of the following options to purchase common stock outstanding at June 13, 2007:

4,643,167 shares of common stock pursuant to Amended and Restated 1999 Employee Comprehensive     Stock Plan; 858,003 shares of common stock pursuant to 1999 Non-Employee Director Plan.

•

No exercise of the outstanding vested warrants to purchase common stock at June 13, 2007 as follows:

Holder	Shares of Common Stock	Exercise Price	Expiration Date

Private Placement	1,912,400	$0.20	November 27, 2007
CheckFree	2,179,121	$11.38	June 2, 2010
Total	4,091,521

(2)

For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission, we have assumed that we will issue no more than 15,000,000 shares pursuant to the exercise of our put right under the Investment Agreement.  However, the number of shares that we will actually issue pursuant to that put  right  may be more than or less than 15,000,000, depending on the trading price of our common stock at the time of each put and how many times we issue a put. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 15,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

THE INVESTMENT AGREEMENT

The Investment Agreement we have with Dutchess allows us to "put" to Dutchess either (A) two hundred percent of the average daily volume of our common stock for the ten trading days prior to the applicable put notice date, multiplied by the average of the three daily closing best bid prices immediately preceding the put date, or (B) $50,000. We shall not be entitled to submit a put notice until after the previous put has been completed. A put will be considered complete when the shares have been issued to Dutchess and payment has been received by us.  The purchase price for the common stock identified in the put notice shall be equal to 95% of the lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares.  The discount at which we will issue our common stock to Dutchess will be accounted for as a direct cost of equity financing and recorded as interest expense on the day the common stock is issued. Assuming we draw down the full amount of the equity line of $10 million, we would incur approximately $500,000 of such interest expense.  Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement.  The lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down the full amount under the equity line with Dutchess. At a stock price of $0.67 or less, we would have to issue all 15,000,000 shares registered under this offering in order to draw down on the full equity line.

We previously entered into a similar investment agreement with Dutchess for a $10 million equity line, Under this previous agreement, we have issued a total of 12,502,636 shares of common stock to Dutchess and received total proceeds of $1,734,612 and incurred total financing costs of $133,821, including $91,378 recorded as interest expense resulting from the discount at which we issued the common stock to Dutchess.

Dutchess will only purchase shares when we meet the following conditions:

•

a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit at all times until the closing with respect to the subject put notice;

•

at all times during the period beginning on the trading day following a put notice to Dutchess and ending on and including the seventh trading date following the put notice, our common  stock  has  not been suspended from trading for a period of two consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend the trading of our common stock;

•

we have complied with our obligations under the Investment Agreement, the Registration Rights  Agreement and any other agreement executed therewith;

•

no injunction has been issued and remain in force, or action commenced by a governmental  authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of  our common stock; and

•

the issuance of the common stock will not violate any shareholder approval requirements of any  exchange or market where our securities are traded.

In addition, Dutchess’ obligation to purchase our common stock on or before each closing date, which begins on the trading day following a put notice to Dutchess and ends on and includes the seventh trading date following the put notice, is subject to the satisfaction of the following conditions:

•

our common stock is authorized for quotation on the principal market where our securities are traded and our common stock has not been suspended by our principal trading market or the SEC, at any time beginning on the date we entered into the Investment Agreement with Dutchess and through and including the respective closing date of the purchase by Dutchess following our put notice to them, excluding suspensions of not more than 1 trading day resulting from our business announcements, provided such suspensions occur prior to our delivery of the put notice related to such closing date;

•

our representations and warranties with respect to the Investment Agreement and the Registration Rights Agreement are true and correct as of the date made and as of the applicable closing date as though made at that time and we have performed, satisfied and complied with the covenants, agreements and conditions required by the Investment Agreement and the Registration Rights Agreement on or before such closing date;

•

we have executed and delivered to Dutchess the certificates representing or have executed electronic book-entry transfer of, the common stock being purchased by Dutchess at such closing;

•

our board of directors has adopted board resolutions consistent with those required in the Investment Agreement and such resolutions have not been amended or rescinded prior to such closing date;

•

no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Investment Agreement;

•

the registration statement is effective on each closing date and no stop order suspending the effectiveness of the registration statement is in effect or to our knowledge, is pending or threatened.  Further, on each closing date, (i) neither Dutchess nor we have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so – unless Dutchess is reasonably satisfied that such concerns have been addressed and that the SEC is no longer considering or intending to take such action, and (ii) no other suspension of the use or withdrawal of the effectiveness of the registration statement or related prospectus exists;

•

the registration statement, and any amendments or supplements thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements not misleading or which would require public disclosure or an update supplement to the prospectus;

•

if, while the registration statement is effective and the Investment Agreement is in force, we become listed on an exchange that limits the number of shares of common stock that may be issued without shareholder approval, our shareholders have approved the issuance of common stock to Dutchess in excess of this amount or we obtain appropriate approval pursuant to the requirements of Nevada law and our Articles of Incorporation or Bylaws; and

•

we have certified to Dutchess the number of shares of common stock outstanding when we issue a put notice to Dutchess.  The delivery of a put notice constitutes our certification of the existence of the necessary number of shares of common stock reserved for issuance.

The Investment Agreement will terminate when any of the following events occur:

•

Dutchess has purchased an aggregate of $10,000,000 of our common stock;

•

60 months after the SEC declares this registration statement effective; or

•

upon our written notice to Dutchess.

The Investment Agreement will be suspended when any of the following events occur, until such event is rectified:

•

trading of our common stock is suspended for a period of 2 consecutive trading days; or

•

our common stock ceases to be registered or listed or traded on the principal market on which our common stock is traded.

Mechanics of a Put Transaction

Under the Investment Agreement, we may, at our discretion, deliver a Put Notice to Dutchess that states the dollar amount we intend to sell to Dutchess.  We may elect an amount equal to either (A) 200% of the average daily volume of common stock for the 10 days prior to the date we sent the put notice, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date, or (B) $50,000.  The purchase price for the common stock identified in the Put Notice shall be equal to 95% of the lowest closing bid price of the common stock during the 5 days after the put date.  Within 7 trading days after the put notice is delivered to Dutchess, we shall deliver to Dutchess certificates representing such shares issued in Dutchess’ name, and Dutchess shall deliver to us the purchase price, determined as described above.

The $10,000,000 available under the Investment Agreement will be reduced by the Put amount.

Indemnification under the Registration Rights Agreement

Under the terms of the Registration Rights Agreement, we agreed to indemnify, hold harmless and defend Dutchess to the fullest extent permitted by law, against all costs and fees incurred in relation ot any Claim arising out of any misstatement or material omission in this Registration Statement, any post-effective amendment thereto, any Blue Sky Filings or the final prospectus, or any other violation by us relating to the offer of sale of securities under the Registration Rights Agreement.  The indemnification clause will not apply if the Claim is due to misinformation furnished to us by Dutchess expressly for use in connection with this Registration Statement, failure of Dutchess to deliver the prospectus, Dutchess’ use of an incorrect prospectus, Dutchess’ failure to register as a dealer under applicable securities laws, failure of Dutchess to notify us of a material fact that should be included in this Registration Statement or any amounts paid in settlement not approved by us.

Further, under the Registration Rights Agreement, Dutchess agreed to severally and jointly indemnify, hold harmless and defend us and our directors and officers to the same extent as above against any Claim arising due to the inclusions in this Registration Statement of any written information provided to us by Dutchess expressly for use in this Registration Statement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information included in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

RISKS RELATED TO OUR BUSINESS

Our independent accountants have issued a going concern opinion and if we cannot obtain additional financing, we may have to curtail operations and may ultimately cease to exist.

Our independent accountants have issued a going concern opinion. Due to continuing operating losses, our current available cash and cash equivalents along with anticipated revenues are likely to be insufficient to meet our anticipated cash needs for the near future. Consequently, our ability to continue as a going concern is likely contingent on us receiving additional funds in the form of equity or debt financing. We currently plan to meet our capital requirements primarily through the issuance of equity securities or new borrowing arrangements. Accordingly, we are aggressively pursuing strategic alternatives. However, financing may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms or achieve positive cash flow, we may be forced to curtail operations or may ultimately cease to exist.

We have generated significant losses and expect to generate operating losses for the foreseeable future, therefore we may not become profitable.

We organized in 1998 and began operations as a public company in 1999 by offering electronic billing services to other companies. After the sale of our primary business in July 2003, we have concentrated on building our electronic payments services operations. We have not been profitable since inception and we may never become profitable. As of March 31, 2007, our accumulated deficit was $51,369,278.

If our security applications are not sufficient to address changing market conditions and customer concerns, we may not be able to sell our services.

Our use of applications designed for premium data security and integrity to process electronic transactions may not be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. Adverse publicity raising concerns about the safety or privacy of electronic transactions, or widely reported breaches of our or another provider's security, have the potential to undermine consumer confidence in the technology and could have a materially adverse effect on our business.

If we do not adapt to rapid technological change, our business may fail.

Our success depends on our ability to develop new and enhanced services, and related products that meet changing customer needs. The market for our services, however, is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new and enhanced software, service and related product introductions. In addition, the software market is subject to rapid and substantial technological change. To remain successful, we must respond to new developments in hardware and semiconductor technology, operating systems, programming technology and computer capabilities. In many instances, new and enhanced services, products and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services and products. We may not successfully identify new service opportunities, and develop and bring new and enhanced services and related products to market in a timely manner. Even if we do bring such services, products or technologies to market, they may not become commercially successful. Additionally, services, products or technologies developed by others may render our services and related products noncompetitive or obsolete. If we are unable, for technological or other reasons, to develop and introduce new services and products in a timely manner in response to changing market conditions or customer requirements, our business may fail.

We rely on our relationship with the Automated Clearinghouse Network and if the Federal Reserve rules were to change, our business could be adversely affected.

We have a contractual relationship with a third party provider, which maintains a relationship with multiple Originating Depository Financial Institutions in the Automated Clearinghouse Network. The Automated Clearinghouse Network is a nationwide batch-oriented electronic funds transfer system that provides for the interbank clearing of electronic payments for participating financial institutions. An Originating Depository Financial Institution is a participating financial institution that must abide by the provisions of the Automated Clearinghouse Operating Rules and Guidelines. Through our relationship with this third party provider, we are able to process payment transactions on behalf of our customers and their consumers by submitting payment instructions in a prescribed Automated Clearinghouse format. We pay volume-based fees to the third party provider for debit and credit transactions processed each month, and pay fees for other transactions such as returns and notices of change to bank accounts. These fees are part of our cost structure. If the Federal Reserve rules were to change to introduce restrictions or modify access to the Automated Clearinghouse, our business could be materially adversely affected.

If our third party card processing providers or our bank sponsors fail to comply with the applicable requirements of Visa and MasterCard credit card associations, we may have to find a new third party processing provider, which could increase our costs.

Substantially all of the card-based transactions we process involve Visa or MasterCard. If our third party processing provider, TriSource Solutions, LLC, or our bank sponsor, Merrick Bank, fail to comply with the applicable requirements of the Visa and MasterCard credit card associations, Visa or MasterCard could suspend or terminate their registration. Also, our contract with these third parties is subject to cancellation upon limited notice by either party. The cancellation of our contract, termination of their registration or any changes in the Visa or MasterCard rules that would impair their registration could require us to stop providing such payment processing services if we are unable to obtain another provider or sponsor at similar costs. Additionally, changing our bank sponsor could adversely affect our relationship with our merchants if the new sponsor provides inferior service or charges higher costs.

We depend on Michael R. Long and Louis A. Hoch and if these officers ceased to be active in our management, our business may not be successful.

Our success depends to a significant degree upon the continued contributions of our key management, marketing, service and related product development and operational personnel, including our Chairman, Chief Executive Officer and Chief Financial Officer, Michael R. Long and our President and Chief Operating Officer, Louis A. Hoch. We signed employment agreements with Mr. Long and Mr. Hoch in February 2007 which prohibits them from competing with us for a period of two years upon termination of their employment. Our business may not be successful if, for any reason, either of these officers ceased to be active in our management.

If our software fails, and we need to repair or replace it, or we become subject to warranty claims, our costs could increase.

Our software products could contain errors or "bugs" that could adversely affect the performance of services or damage a user's data. We attempt to limit our potential liability for warranty claims through technical audits and limitation-of-liability provisions in our customer agreements. However, these measures may not be effective in limiting our exposure to warranty claims. We have not experienced a significant increase in software errors or warranty claims. Despite the existence of various security precautions, our computer infrastructure may also be vulnerable to viruses or similar disruptive problems caused by our customers or third parties gaining access to our processing system. If our software fails, and we need to replace or repair it, or we become subject to warranty claims, our costs could increase.

Our business strategy includes identifying new businesses to acquire, and if we cannot integrate acquisitions into our company successfully, we may not become profitable.

Our success partially depends upon our ability to identify and acquire undervalued businesses within our industry. Although we believe that there are companies available for potential acquisition that are undervalued and might offer attractive business opportunities, we may not be able to make any acquisitions, and if we do make acquisitions, they may not be profitable. As a result, our business may not grow and we may not achieve or sustain profitability.

If we do not manage our growth, we may not achieve or sustain profitability.

We may experience a period of rapid growth that could place a significant strain on our resources. In order to manage our growth successfully, we will have to continue to improve our operational, management and financial systems and expand our work force. A significant increase in our customer base may necessitate the hiring of a significant number of additional personnel, qualified candidates for which, at the time needed, may be in short supply. In addition, the expansion and adaptation of our computer and administrative infrastructure will require substantial operational, management and financial resources. Although we believe that our current infrastructure is adequate to meet the needs of our customers in the foreseeable future, we may not be able to expand and adapt our infrastructure to meet additional demand on a timely basis, at a commercially reasonable cost, or at all. If our management is unable to manage growth effectively, hire needed personnel, expand and adapt our computer infrastructure and improve our operational, management, and financial systems and controls, we may not attain or sustain profitability.

If we do not manage our credit risks related to our merchant accounts, we may incur significant losses.

We rely on the Federal Reserve's Automated Clearinghouse system for electronic fund transfers and the Visa and MasterCard associations for settlement of payments by credit or debit card on behalf of our merchant customers. In our use of these established payment clearance systems, we generally bear the credit risks arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, customer charge backs, theft or fraud. Consequently, we assume the credit risk of merchant disputes, fraud, insolvency or bankruptcy in the event we attempt to recover funds related to such transactions from our customers. We have not experienced a significant increase in the rate of returned transactions or incurred any losses with respect to such transactions. We utilize a number of systems and procedures to manage and limit credit risks, but if these actions are not successful in managing such risks, we may incur significant losses.

RISKS RELATED TO OUR INDUSTRY

The electronic commerce market is relatively new and if it does not grow, we may not be able to sell sufficient services to make our business viable.

The electronic commerce market is a relatively new and growing service industry. If the electronic commerce market fails to grow or grows slower than anticipated, or if we, despite an investment of significant resources, are unable to adapt to meet changing customer requirements or technological changes in this emerging market, or if our services and related products do not maintain a proportionate degree of acceptance in this growing market, our business may not grow and could even fail. Additionally, the security and privacy concerns of existing and potential customers may inhibit the growth of the electronic commerce market in general, and our customer base and revenues, in particular. Similar to the emergence of the credit card and automatic teller machine industries, we and other organizations serving the electronic commerce market must educate users that electronic transactions use encryption technology and other electronic security measures that make electronic transactions more secure than paper-based transactions.

Changes in regulation of electronic commerce and related financial services industries could increase our costs and limit our business opportunities.

We believe that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. It is possible that a federal or state agency will attempt to regulate providers of electronic commerce services, which could impede our ability to do business in the regulator's jurisdiction. Our business has also been affected by anti-terrorism legislation, such as the Patriot Act. Banking related provisions of the Patriot Act have been implemented as additions to the banking rules regarding monetary instrument sales record keeping requirements and tracking of cash movements. In our capacity as an agent for Meta Payments Systems, a division of MetaBank, a federally chartered savings bank that is the issuing bank for our debit card programs, we are required to comply with these rules. We are also required to implement a Customer Identification Program and establish an Anti-Money Laundering program and to report any suspected money laundering to the appropriate agencies. Our compliance with such regulations increases our responsibilities and costs associated with the administration of our debit card programs. We are also subject to various laws and regulations relating to commercial transactions, such as the Uniform Commercial Code, and may be subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Given the expansion of the electronic commerce market, the Federal Reserve Board might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Because of growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market. It is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could be imposed on our business and industry and could increase our costs or limit our business opportunities.

If we cannot compete successfully in our industry, we could lose market share and our costs could increase.

Portions of the electronic commerce market are becoming increasingly competitive. We expect to face growing competition in all areas of the electronic payment processing market. New companies could emerge and compete for merchants of all sizes. We expect competition to increase from both established and emerging companies and that such increased competition could lower our market share and increase our costs. Moreover, our current and potential competitors, many of whom have greater financial, technical, marketing and other resources than us, may respond more quickly than us to new or emerging technologies or could expand to compete directly against us in any or all of our target markets. Accordingly, it is possible that current or potential competitors could rapidly acquire market share. We may not be able to compete against current or future competitors successfully. Additionally, competitive pressures may increase our costs, which could lower our earnings, if any.

RISKS RELATED TO OUR COMMON STOCK

Our stock price is volatile and you may not be able to sell your shares at a price higher than what you paid.

The market for our common stock is highly volatile. In 2006, our closing stock price fluctuated between $0.08 and $0.19. The trading price of our common stock could be subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, announcements of technological innovations or new products by our competitors or us, changes in prices of our products and services or our competitors' products and services, changes in product mix, or changes in our revenue and revenue growth rates.

Existing stockholders may experience significant dilution from the sale of securities pursuant to our Investment Agreement with Dutchess.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.

Dutchess will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under our Investment Agreement with Dutchess will be purchased at a 5% discount to the lowest closing best bid price during the five days immediately following our notice to Dutchess of our election to exercise our put right. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our Investment Agreement with Dutchess could cause the price of our common stock to decline.

“Penny stock” rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our shares.

Trading in our securities is subject to the SEC's "penny stock" rules and it is anticipated that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future.  The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market.  In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities

We have adopted certain measures that may make it more difficult for a third party to acquire control of our company.

Our Board of Directors is classified into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for our company. We have also instituted a shareholders rights plan that serves to help prevent a hostile takeover of our company.

USE OF PROCEEDS

		Proceeds If 100% Sold	Proceeds If 50% Sold	Proceeds If 25% Sold	Proceeds If 10% sold

Gross proceeds		$10,000,000	$5,000,000	$2,500,000	$1,000,000
Estimated expenses of the offering		25,000	25,000	25,000	25,000
Net proceeds		$9,975,000	$4,975,000	$2,475,000	$975,000

		Priority	Priority	Priority	Priority

Working capital and general corporate expenses	1st	$2,000,000	$2,000,000	$2,000,000	$975,000
Expansion of internal operations	2nd	1,500,000	1,500,000	475,000	-
Potential acquisition costs (1)	3rd	6,475,000	1,475,000	-	-
		$9,975,000	$4,975,000	$2,475,000	$975,000

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

(1)  From time to time we evaluate opportunities to make acquisitions of assets or businesses that we believe would help us achieve our goal of profitability, but we are not currently planning any material acquisitions.

Based upon the terms of the equity line and our current stock price and volume as of the date of this Registration Statement, we expect to issue approximately 10% of the value of the equity line, or $1,000,000. However, we cannot easily predict our long-term future financing needs and we may require more or less capital than we currently expect over the life of the equity line. Additionally, the number of shares we issue to raise money from the equity line depends on the price of our stock at the time we make the put. Our closing stock price on August 6, 2007 was $0.09 per share. At that price, we would have to issue approximately 11.7 million shares of common stock to raise $1,000,000. If our stock price increases, we will need to issue relatively fewer shares of stock to raise that amount of capital and if our stock price decreases, we will need to issue relatively more shares of stock to raise that amount of capital.

DETERMINATION OF OFFERING PRICE

The selling stockholder may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

DILUTION

Our net tangible book value as of December 31, 2006 was $(565,164), or $(0.01) per share of common stock.  Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Net tangible book value as of December 31, 2006 is the same as our net total book value (total assets less total liabilities) of $(565,164) because we have no intangible assets. Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess. The amount of dilution will depend on the offering price and number of shares to be issued.  The following example shows the dilution to new investors at an assumed offering price of $0.086 per share which is based on the closing price of our common stock on June 13, 2007 of $0.09 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess.  The discount is defined as 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess of our election to exercise our put rights.

If we assume that we were to issue 100%, 50%, 25% and 10% of the 15,000,000 shares of common stock to Dutchess. at an assumed offering price of $0.086 per share, less $25,000 of offering expenses, our pro forma net tangible book value as of December 31, 2006 would have been as follows:

Pro Forma Effects of Dilution from Offering:
	100%	50%	25%	10%
Assumed percentage of shares issued
Number of shares issued (in millions)	15	7.5	3.75	1.5
Assumed public offering price per share	$0.086	$0.086	$0.086	$0.086
Stock discount recognized as interest expense	$60,000	$30,000	$15,000	$6,000
Net tangible book value per share before this offering	$(0.01)	$(0.01)	$(0.01)	$(0.01)
Net tangible book value after this offering	$639,836	$24,836	$(282,664)	$(467,164)
Net tangible book value per share after this offering	$0.01	-	$(0.01)	$(0.01)
Dilution of net tangible book value per share to new investors	$0.08	$0.09	$0.10	$0.10
Increase in net tangible book value per share to existing shareholders	$0.02	$0.01	-	-

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the pro forma table below, which shows the number of shares to be issued under the Investment Agreement at a price of $0.086 per share and 75%, 50% and 25% discounts to that price.

Pro Forma Effects from Offering on Shares Outstanding:

Offering Price: $0.086	75%	50%	25%	-
Purchase Price: (1)	$0.022	$0.043	$0.065	$0.086
Number Of Shares: (2)	15,000,000	7,674,419	5,076,923	3,837,209
Total Outstanding: (3)	59,879,005	52,553,424	49,955,923	48,716,214
Percent Outstanding: (4)	25.1%	14.6%	10.2%	7.9%

(1)

Represents market price.

(2)

Represents the number of shares of common stock issued at the prices set forth in the table to generate $330,000 in gross proceeds.

(3)

Represents the number of shares of common stock outstanding, after the issuance of shares, assuming no issuance of any other shares of common stock.

(4)

Represents the shares of common stock to be issued as a percentage of the total number of shares of common stock outstanding (assuming no exercise or conversion of any options, warrants or other convertible securities).

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2007:

Preferred Stock, $0.01 par value, 10,000 shares authorized; none issued and outstanding	$0
Common stock, $0.001 par value, 200,000,000 shares authorized; 70,175,982 issued and outstanding	70,176
Additional paid-in capital	53,142,412
Deferred compensation	(1,889,347)
Accumulated deficit	(51,369,278)
Total stockholders’ equity (deficit)	$(46,037)

SELLING SECURITY HOLDERS

Based upon information available to us as of June 13, 2007, the following table sets forth the name of the selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling stockholder will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholder. The selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other non-sale related transfer. However, this registration statement does not cover sales by donees, pledges, transferees or other successors-in-interest of Dutchess Private Equities Fund, Ltd.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name and address of beneficial owner	Ownership Before Offering	Number of Shares Offered	Number of Shares Owned After Offering (1)	Percentage Owned After Offering (2)
Dutchess Private Equities Fund, Ltd. (3) 50 Commonwealth Avenue, Suite 2 Boston, MA 02116	1,042,000	15,000,000	1,042,000	1.2%

(1) These numbers assume the selling shareholders sell all of their shares prior to the completion of the offering.

(2) Based on 70,487,600 shares outstanding as of June 13, 2007.

(3) Dutchess Private Equities Fund, Ltd. is a Cayman Islands exempted company. Michael Novielli and Douglas H. Leighton are the directors of Dutchess Private Equities Fund, Ltd., and have voting and dispositive power with respect to securities held by Dutchess Private Equities Fund, Ltd.

PLAN OF DISTRIBUTION

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares from time to time:

•

in transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•

in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•

at prices related to such prevailing market prices;

•

in negotiated transactions;

•

in a combination of such methods of sale; or

•

any other method permitted by law.

The selling stockholder may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling stockholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, Ltd. and any other broker-dealers who act in connection with the sale of its shares will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security owners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling stockholder that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and any of its affiliates. We have informed the selling stockholder that it may not:

•

engage in any stabilization activity in connection with any of the shares;

•

bid for or purchase any of the shares or any rights to acquire the shares,

•

attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

•

effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling stockholder that it must affect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

We expect to incur approximately $25,000 in expenses related to this registration statement.  Our expenses consist mainly of accounting and legal fees.

LEGAL PROCEEDINGS

Beginning in December 2000, we pledged as loan guarantees certain funds held as money market funds and certificates of deposit to collateralize margin loans for the following executive officers: (1) Michael R. Long, then Chairman of the Board of Directors and Chief Executive Officer; (2) Louis A. Hoch, then President and Chief Operating Officer; (3) Marshall N. Millard, then Secretary, Senior Vice President, and General Counsel; and (4) David S. Jones, then Executive Vice President. Mr. Millard and Mr. Jones are no longer our employees. The margin loans were obtained in March 1999 from institutional lenders and were secured by shares of our common stock owned by these officers. The pledged funds were held in our name in accounts with the lenders that held the margin loans of the officers. Our purpose in collateralizing the margin loans was to prevent the sale of our common stock owned by these officers while we were pursuing efforts to raise additional capital through private equity placements. The sale of that common stock could have hindered our ability to raise capital in such a manner and compromised our continuing efforts to secure additional financing. The highest total amount of funds pledged for the margin loans guaranteed by us was approximately $2.0 million. The total balance of the margin loans guaranteed by us was approximately $1.3 million at December 31, 2002. At the time the funds were pledged, we believed we would have access to them because (a) our stock price was substantial and the stock pledged by the officers, if liquidated, would produce funds in excess of the loans payable, and (b) with respect to one of the institutional lenders (who was also assisting us as a financial advisor at the time), even if the stock price fell, we had received assurances from that institutional lender that the pledged funds would be made available as needed. During the fourth quarter of 2002, we requested partial release of the funds for operating purposes, which request was denied by an institutional lender. At that time, our stock price had fallen as well, and it became clear that both institutional lenders would not release the pledged funds. In light of these circumstances, we recognized a loss on the guarantees of $1,278,138 in the fourth quarter of 2002 and recorded a corresponding payable under related party guarantees on our balance sheet at December 31, 2002 because it became probable at that point that we would be unable to recover our pledged funds. During the quarter ended March 31, 2003, the lenders applied the pledged funds to satisfy the outstanding balances of the loans. The total balance of the margin loans guaranteed by us was zero at March 31, 2007. In February 2007, we signed employment agreements with Mr. Long and Mr. Hoch that require each to repay his respective obligation to us in four equal annual payments of cash or stock or any combination thereof. We may institute litigation or arbitration in collection of the outstanding repayment obligations of Mr. Millard and Mr. Jones, which currently total approximately $293,000. Presently, we have refrained from initiating action to recover funds from Mr. Millard because he may have an offsetting claim in excess of his repayment obligation by virtue of the deferred compensation clause in his employment agreement based on our preliminary analysis. We have not pursued the outstanding repayment obligation of Mr. Jones because we do not consider a recovery attempt to be cost beneficial. In order to attempt a recovery from Mr. Jones, we estimate that we would incur a minimum of $20,000 in estimated legal costs with no reasonable assurance of success in recovering his outstanding obligation of approximately $38,000. Because of the limited amount of the obligation, we also anticipate difficulty in retaining counsel on a contingency basis to pursue collection of this obligation. The ultimate outcome of this matter cannot presently be determined.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers currently serving are as follows:

Name	Age	Position
Michael R. Long	62	Chief Executive Officer, Chief Financial Officer and Chairman of the Board
Louis A. Hoch	41	President, Chief Operating Officer, and Vice Chairman of the Board
Larry Morrison	47	Vice President, Business Development
Peter G. Kirby	67	Director

BIOGRAPHIES OF EXECUTIVE OFFICERS AND DIRECTORS

Michael R. Long.   Mr. Long has been our Chief Executive Officer, Chairman of the Board and Director since July 1998. In addition, Mr. Long has been our Chief Financial Officer since September 2003. Mr. Long has more than thirty years of senior executive management and systems development experience in six publicly traded companies, as well as operating a systems consulting business. Before assuming the top position at Payment Data Systems, Mr. Long was Vice President of Information Technology at Billing Concepts, Inc., the largest third party billing clearinghouse for the telecommunications industry. Mr. Long's career experience also includes financial services industry business development for Anderson Consulting and several executive positions in publicly traded telecommunications and financial services companies.

Louis A. Hoch.  Mr. Hoch has been our President, Chief Operating Officer, and Director since July 1998. Mr. Hoch has more than fifteen years of management experience in large systems development; earning him national recognition as an expert in call centers, voice-systems and computer telephony integration. Mr. Hoch has held various key management positions with U.S. Long Distance, Billing Concepts, Inc. and Anderson Consulting. Mr. Hoch holds a BBA in Computer Information Systems and an MBA in International Business Management, both from Our Lady of the Lake University Business School.

Larry Morrison.  Mr. Morrison has been our Vice President, Business Development since July 2003. Mr. Morrison has over 25 years of experience in all aspects of sales and sales management. Before joining Payment Data Systems, Inc. to oversee all sales and marketing functions, Mr. Morrison served as a major accounts executive for a tier one telecommunications provider and vice president of sales and operations for a major two-way communications firm. His background also includes management and implementation of large government communication systems installations both domestic and abroad.

Peter G. Kirby, Ph.D., SPHR CM.   Dr. Kirby has been our Director since June 2001. Dr. Kirby distinguished himself in professional and community activities in a career that spans thirty-five years. He is an accomplished public speaker and has provided consulting services to Fortune 100 firms. Dr. Kirby has published numerous works in the fields of management, decision-making and human resources. He has been a director on many university advisory councils and boards and has served on many charitable committees and foundations. Dr. Kirby retired in 2006 as a tenured professor of Management at Our Lady of the Lake University in San Antonio, Texas, where he taught for seventeen years.

BOARD OF DIRECTORS

We currently have three Directors.  Our Board is classified and our Directors serve three year terms.

- Michael R. Long – currently serving a three year term expiring in 2010
- Louis A. Hoch – currently serving a three year term expiring in 2009
- Peter G. Kirby – currently serving a three year term expiring in 2008

Executive officers are appointed by the Board of Directors and serve until their successors have been duly elected and qualified.

AUDIT COMMITTEE

Our Audit Committee is currently comprised of our only independent director, Peter G. Kirby. We currently do not have anyone who qualifies as an audit committee financial expert, as defined by the SEC, however, we have been and will continue to look for a person who qualifies for future board consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to our knowledge, certain information concerning the beneficial ownership of our common stock as of June 13, 2007 by each stockholder known by us to be (i) the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each current director, (iii) each current executive officer and (iv) all of our directors and current executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law.

Name and Address of Beneficial Owner (1)	Common Shares Beneficially Owned	Percent of Class (2)
5% Stockholder:
Robert Evans (3) P.O. Box 56, Williamsville, IL 62693	10,790,000	15.2%
Executive Officers and Directors:
Louis A. Hoch (4)	12,228,607	16.9%
Michael R. Long (5)	10,107,191	14.0%
Larry Morrison (6)	1,487,490	2.1%
Peter G. Kirby (7)	1,318,500	1.9%
Directors and executive officers as a group (4 persons)	25,141,788	33.6%

(1) The address of all individual directors and executive officers is c/o Payment Data Systems, Inc. 12500 San Pedro, Suite 120, San Antonio, Texas 78216.

(2) The number of shares of common stock issued and outstanding on June 13, 2007 was 70,487,600 shares.

(3) Includes 480,000 shares that Mr. Evans has the right to acquire upon the exercise of stock warrants.

(4) Includes 1,776,147 shares that Mr. Hoch has the right to acquire upon the exercise of stock options.

(5) Includes 1,680,167 shares that Mr. Long has the right to acquire upon the exercise of stock options.

(6) Includes 226,795 shares that Mr. Morrison has the right to acquire upon the exercise of stock options.

(7) Includes 618,000 shares that Dr. Kirby has the right to acquire upon the exercise of stock options.

DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorize us to issue 200,000,000 shares of common stock, par value $0.001 per share.

VOTING RIGHTS. Each share of our common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the voting power can elect all of our directors.

DIVIDEND POLICY. All shares of common stock are entitled to participate ratably in dividends when, as and if declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock.  We have not paid any dividends since inception and presently anticipate that all earnings, if any, will be retained for development of our business. We expect that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent facts.  We may never pay dividends on our common stock.

MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the company, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity of the company  after satisfaction of all liabilities.

STOCKHOLDER RIGHTS PLAN. On April 22, 2005, we declared a dividend of one Right for each outstanding share of our common stock.  Pursuant to the terms of the Common Stock Rights Agreement between us and American Stock Transfer & Trust Company, as Rights Agent, dated May 2, 2005, each Right entitles the registered holder to purchase shares of our common stock at a purchase price of $0.23 on the earlier of (i) the tenth day following the public announcement that a person or group of affiliated or associated persons, termed “Acquiring Person,” other than us, our subsidiaries, or employee benefit plan or employee stock plan has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or (ii) the tenth business day following the commencement by any person other than  other than us, our subsidiaries or our employee benefit plan or employee stock plan of, or the announcement of the intention to commence, a tender or exchange offer that would result in the ownership of 15% or more of our outstanding common stock.

On February 28, 2007, we amended the terms of this Rights Agreement. We amended the definition of an Acquiring Person in the Rights Agreement to mean any person who or which shall be the beneficial owner of 20% or more of the shares of common stock then outstanding and amended the definition of the purchase price in the Rights Agreement to be $0.10 for each share of common stock issued pursuant to the exercise of a Right.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee of Payment Data Systems, Inc. nor does any such expert have any contingent based agreement with us or any other interest in or connection to us.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Amended and Restated Articles of Incorporation, our Amended and Restated By-laws, Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against  public policy as expressed in the Securities Act and we will follow the court's determination.

DESCRIPTION OF BUSINESS

GENERAL

We were founded in July 1998 and incorporated in the State of Nevada. Our primary operations consist of functioning as a processor of electronic payments for other companies. We provide integrated electronic payment processing services to merchants and businesses, including all types of Automated Clearinghouse processing and credit and debit card-based processing services. The Automated Clearinghouse Network is a nationwide electronic funds transfer system that is regulated by the Federal Reserve and provides for the clearing of electronic payments between participating financial institutions. Our Automated Clearinghouse processing services enable merchants or businesses to both disburse and collect funds electronically using e-checks to transfer funds instead of traditional paper checks. An e-check is an electronic debit to a bank checking account that is initiated at the point-of-sale, on the Internet, over the telephone or via a bill payment sent through the mail and is processed using the Automated Clearinghouse network. Our card-based processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions. A traditional card-present transaction occurs whenever a cardholder physically presents a credit or debit card to a merchant at the point-of-sale. A card-not-present transaction occurs whenever the customer does not physically present a payment card at the point-of-sale and may occur over the Internet, mail, fax or telephone. Our electronic payment processing may take place in a variety of forms and situations. For example, our capabilities allow merchants to convert a paper check to an e-check or receive card authorization at the point-of-sale, have their customer service representatives take e-check or card payments from their consumers by telephone, and enable their consumers to make e-check or card payments directly through the use of a web site or by calling an Interactive Voice Response telephone system. We also operate an online payment processing service for consumers under the domain name www.billx.com through which consumers can pay anyone.

We generate revenues by charging fees for the electronic processing of payment transactions and related services. We charge certain merchants for these processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. We charge other merchant customers a flat fee per transaction, and may also charge miscellaneous fees to our customers, including fees for returns, monthly minimums, and other miscellaneous services. We charge consumers that use our billx.com online payment service a flat monthly fee that allows them to make a certain number of payments in a month. We also charge these consumers an additional fee for each payment that exceeds the allowed number of payments in a given month. We operate solely in the United States as a single operating segment.

INDUSTRY BACKGROUND

The use of non-paper based forms of payment by consumers in the United States, such as credit and debit cards, has steadily increased over the past several years. According to the 2004 Federal Reserve Payments Study, the number of electronic payment transactions totaled 44.5 billion in 2003 while the number of checks paid totaled 36.7 billion. This marked the first time that electronic payment transactions in the U.S. exceeded check payments. If current growth rates are sustained, payments made by credit cards and debit cards will each exceed the number of paid checks by 2010. The growth of electronic commerce has made the acceptance of card-based and other electronic forms of payment a necessity for businesses, both large and small, in order to remain competitive.

We believe that the electronic payment processing industry will continue to benefit from the following trends:

Favorable Demographics

As consumers age, we expect that they will continue to use the payment technology to which they have grown accustomed. More consumers are beginning to use card-based and other electronic payment methods for purchases at an earlier age. As consumers who have witnessed the wide adoption of card products, technology, and the Internet comprise a greater percentage of the population and increasingly enter the work force, we expect that purchases using electronic payment methods will comprise an increasing percentage of total consumer spending. Because of the Internet’s increasing adoption rate, businesses have a growing opportunity to conduct commerce with their consumers and business partners over the Internet.

Increased Electronic Payment Acceptance by Small Businesses

Small businesses are a vital component of the U.S. economy and are expected to contribute to the increased use of electronic payment methods. According to the U.S. Small Business Administration, small businesses generate more than 50% of the nonfarm private gross domestic product in the United States. The lower costs associated with electronic payment methods are making these services more affordable to a larger segment of the small business market. In addition, we believe these businesses are experiencing increased pressure to accept electronic payment methods in order to remain competitive and to meet consumer expectations. As a result, many of these small businesses are seeking to provide customers with the ability to pay for merchandise and services using electronic payment methods, including those in industries that have historically accepted cash and checks as the only forms of payment for their merchandise and services.

Growth in Online Transactions

Market researchers expect dramatic growth in card-not-present transactions due to the rapid growth of the Internet and electronic commerce. According to the U.S. Census Bureau, retail e-commerce sales for 2006 were $108.7 billion, an increase of 24% from $88.0 billion in 2005. The prevalence of the Internet makes having an online presence a basic consideration for those operating a business today. To remain competitive, many companies are seeking to leverage the Internet to provide operational efficiencies, create new revenue opportunities and maximize the longevity and profitability of their customer relationships.

PRODUCTS AND SERVICES

Our service offerings are supported by our systems infrastructure that integrates certain proprietary components with processing systems outsourced to third party providers to offer our customers a flexible and secure payment process. We utilize a secure sockets layer so that connections and information are secure from outside inspection. We also use 128-bit encryption for all electronic transactions that we process to make information unreadable as it passes over the Internet. Our systems infrastructure allows us to work with our customers to build a customized electronic payment service offering tailored to their specific needs. We have designed and implemented our integrated payment systems to function as gateways between our customers and our third party processing providers. Our systems provide for interfaces with our customers through which payment data is captured electronically and transferred through the connections we have with our processing providers. Our systems also provide a data warehousing capability so that all of a customer's payment data can be stored in one place to facilitate efficient data retrieval and analysis. We outsource our Automated Clearinghouse transaction processing and card-based transaction processing to third party providers. Our card-based processing system is capable of connecting with all of the major card-based processors in the United States.

The components of our service offering include all forms of Automated Clearinghouse transaction processing, such as Re-presented Check, which is a consumer non-sufficient funds check that is re-presented for payment electronically rather than through the paper check collection system, and Accounts Receivable Check Conversion, which is a consumer paper check payment that is converted into an e-check. Our customers can initiate Automated Clearinghouse transactions directly using an online terminal accessible through a web site or we can initiate Automated Clearinghouse transactions on their behalf. Our service offering also includes merchant account services for the processing of card-based transactions through the VISA and MasterCard networks, including online terminal services accessed through a web site or retail services accessed via a physical terminal. We offer a proprietary web-based customer service application that combines both Automated Clearinghouse and card processing capabilities and allows companies to process one-time and recurring payments via e-checks or credit cards at the request of their consumers. In addition, we offer an Interactive Voice Response telephone system to companies that accept payments directly from consumers over the telephone using e-checks or credit cards.

In addition to these acquiring services, we are also aggressively developing and marketing prepaid gift cards and personal spending debit cards. In December 2005, we signed an agreement with Meta Payments Systems, a division of MetaBank, a federally chartered bank, to be our issuing bank for select prepaid debit card programs running on the various card associations and debit networks. We also entered into an agreement in February 2006 with Symmetrex, Inc. to provide us with backend card processing services for our debit card processing platform. We are working with Meta Payments to develop a series of competitive celebrity, gift and personal spending card programs. In October 2006, we officially launched our first celebrity card program, which features Carmen Electra, and we also have other debit card programs currently in development, including the Natalie Gulbis Gift MasterCard. As one of the young stars on the Ladies Professional Golf Association Tour, Natalie Gulbis is in the top five of the most marketable young athletes according to Advertising Age.

We also operate a consumer web site focused on providing bill payment services under the domain name www.billx.com and manage all of the related back-end processing through our own proprietary processing engine. Consumers subscribe to the payment service and are allowed to make a certain number of payments each month for a flat monthly fee and are assessed a separate fee for any additional payments made over the limit. Our online payment processing service seeks to provide consumers with an efficient and secure interface for paying and managing bills via the Internet. We also sell this payment portal service as a private label solution to online financial services providers looking to provide online bill payment capabilities as part of their service offering to consumers. We also offer this service to other debit card issuers, as we are able to utilize the bill payment component of this service for payments made via debit cards, a process for which we have received a patent.

RELATIONSHIPS WITH SPONSORS AND PROCESSORS

We have agreements with several processors to provide to us, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. In order to provide payment processing services for Automated Clearinghouse transactions, we must maintain a relationship with an Originating Depository Financial Institution in the Automated Clearinghouse Network because we are not a bank and therefore not eligible to be an Originating Depository Financial Institution. The third party provider that handles our Automated Clearinghouse processing maintains a relationship with several Originating Depository Financial Institutions on our behalf. Similarly, in order to provide payment processing services for Visa and MasterCard transactions, we must be sponsored by a financial institution that is a principal member of the Visa and MasterCard card associations. We have an agreement with TriSource Solutions, LLC through which their member bank sponsors us for membership in the Visa and MasterCard card associations and settles card transactions for our merchants. This agreement may be terminated by the processor if we materially breach the agreement and we do not cure the breach within 30 days, or if we enter bankruptcy or file for bankruptcy.

Under our processing agreement with TriSource Solutions, we are financially liable for all fees, chargebacks and losses related to our card processing merchant customers. If, due to insolvency or bankruptcy of our merchant customers, or for another reason, we are unable to collect from them amounts that have been refunded to the cardholders because the cardholders properly initiated a chargeback transaction to reverse the credit card charges, we must bear the credit risk for the full amount of the cardholder transaction. We utilize a number of systems and procedures to evaluate and manage merchant risk, such as obtaining approval of prospective merchants from our processor and sponsor bank, setting transaction limits and monitoring account activity. We may also require cash deposits and other types of collateral from certain merchants to mitigate any such risk. We maintain a reserve for losses resulting from card processing and related chargebacks. We estimate our potential loss for chargebacks by performing a historical analysis of our chargeback loss experience with similar merchants and considering other factors that could affect that experience in the future, such as the types of card transactions processed and nature of the merchant relationship with their consumers.

We also maintain a separate allowance for doubtful accounts for estimated losses resulting from the inability or failure of our merchant customers to make required payments for fees charged by us. Amounts due from customers may be deemed uncollectible because of merchant disputes, fraud, insolvency or bankruptcy. We determine the allowance for doubtful accounts based on an account-by-account review, taking into consideration such factors as the age of the outstanding receivable, historical pattern of collections and financial condition of the customer. We closely monitor extensions of credit and if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make contractual payments, additional allowances may be required.

SALES AND MARKETING

We market and sell our products and services through direct contact by our sales personnel, as well as through non-exclusive resellers that act as an external sales force, with minimal direct investment in sales infrastructure and management. Our direct sales effort is coordinated by a sales executive and supported by other employees who function in sales capacities. Our primary market focus is on companies generating high volumes of electronic payment transactions. We tailor our sales efforts to reach this market by pre-qualifying prospective sales leads through direct contact or market research. Our sales personnel typically initiate contact with prospective customers that we identify as meeting our target profile. We also plan to market and sell our celebrity card programs directly to consumers, primarily through the Internet. In January 2007, we signed an agreement with Legacy Media for exclusive online distribution of our Carmen Electra Prepaid MasterCard and Carmen Electra Gift MasterCard and assistance with market development. We will continue to analyze our sales and marketing efforts in order to control costs, increase the effectiveness of our sales force, and broaden our reach through reseller initiatives and advantageous alliances.

CUSTOMERS

The majority of our customers are consumers geographically dispersed throughout the United States utilizing our billx.com Internet bill payment service on a recurring monthly basis to pay household bills. The service relationship between our billx.com customers and us is not contractual and the fee we charge for the service is not negotiable. We seek to retain customers by providing high service levels. Customers also have incentive to continue using the service once activated due to their investment of time in setting up the service with their personal banking and payment information. The monthly average number of billx.com customers using our online payment service decreased to 1,276 in 2006 from 2,419 in 2005.

Our other customers are merchants and businesses that use our Automated Clearinghouse and/or card-based processing services in order to provide their consumers with the ability to pay for goods and services without having to use cash or a paper check. These merchant customers operate in a variety of retail industries and are under contract with us to exclusively use the services that we provide to them. Most of our merchant customers have signed long-term contracts, with generally three-year terms, that provide for volume-based transaction fees. Our merchant accounts increased to 201 customers at December 31, 2006 from 119 customers at December 31, 2005. Services provided to Lexicon Marketing, Online Supplier and YMCA of Louisville accounted for approximately 27%, 24% and 6%, respectively, of our total consolidated revenues for the year ended December 31, 2006. Services provided to Lexicon Marketing, Credit Payment Services, Inc. and NII Communications accounted for approximately 33%, 11% and 7%, respectively, of our total consolidated revenues for the year ended December 31, 2005.

COMPETITION

The payment processing industry is highly competitive. Many small and large companies compete with us in providing payment processing services and related services to a wide range of merchants. There are a number of large transaction processors, including First Data Merchant Services Corporation, National Processing Company, and Global Payments, Inc. that serve a broad market spectrum from large to small merchants and provide banking, automatic teller machine, and other payment-related services and systems in addition to card-based payment processing. There are also a large number of smaller transaction processors that provide various services to small and medium-sized merchants. Many of our competitors have substantially greater capital resources than us and operate as subsidiaries of financial or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. We believe that the principal competitive factors in our market include:

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quality of service;

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reliability of service;

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ability to evaluate, undertake and manage risk;

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speed in implementing payment processes;

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price and other financial terms; and

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multi-channel payment capability.

We believe that our specific focus on providing integrated payment processing solutions to merchants, in addition to our understanding of the needs and risks associated with providing payment processing services electronically, gives us a competitive advantage over other competitors, which have a narrower market perspective, and over competitors of a similar or smaller size that may lack our experience in the electronic payments industry. Furthermore, we believe we present a competitive distinction through the use of our internal technology to provide a single integrated payment storage or warehouse that consolidates, processes, tracks and reports all payments regardless of payment source or channel.

TRADEMARKS

We own federally registered trademarks on the marks Payment Data Systems, Inc. and Payment Data Systems, Inc. and design. We have also secured domain name registrations for billx.com, billxpress.com, billhelp.com, paymentdatasystems.com, paymentdata.org and paymentdata.com. We rely on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect our services and related products.

PATENT

In April 2006, we were awarded Patent # 7,021,530 from the U.S. Patent Office for the technology and method for managing and processing bill payment via a stored-value debit card, check card, signature debit card, PIN-based card or ATM card from a variety of access points. The debit card technology for which we have received patent protection allows a cardholder to use their debit or ATM card to pay local, national, or international bills with the card from their electronic balance. Because it does not require linkage to a traditional checking or savings account, this new debit technology is unique in that it allows for use by “unbanked” consumers.

EMPLOYEES

As of June 13, 2007, we had 8 employees.  We are not subject to any collective bargaining agreements. We believe that our relations with our employees are very good.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

INTRODUCTION

The following is a discussion of our financial condition and results of operations. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. The following should be read in conjunction with our Financial Statements and the related Notes included elsewhere in this prospectus.

OVERVIEW

We provide integrated electronic payment processing services to merchants and businesses, including credit and debit card-based processing services and transaction processing via the Automated Clearinghouse Network. We also operate an online payment processing service for consumers under the domain name www.billx.com through which consumers can pay anyone. Since inception, we have incurred operating losses each quarter, and as of March 31, 2007, we have an accumulated deficit of $51.4 million. Our prospects to continue as a going concern must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of growth, particularly companies in rapidly evolving markets such as electronic commerce. Such risks include, but are not limited to, an evolving and unpredictable business model and our ability to continue as a going concern. To address these risks we must, among other things, grow and maintain our customer base, implement a successful marketing strategy, continue to maintain and upgrade our technology and transaction-processing systems, provide superior customer service, respond to competitive developments, attract, retain and motivate qualified personnel, and respond to unforeseen industry developments and other factors. We cannot assure you that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations. We believe that our success will depend in large part on our ability to (a) manage our operating expenses, (b) add quality customers to our client base, (c) meet evolving customer requirements and (d) adapt to technological changes in an emerging market. Accordingly, we intend to focus on customer acquisition activities and outsource some of our processing services to third parties to allow us to maintain an efficient operating infrastructure and expand our operations without significantly increasing our fixed operating expenses.

CRITICAL ACCOUNTING POLICIES

General

Management’s discussion and analysis of its financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to the reported amounts of revenues and expenses, bad debt, investments, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates under different assumptions or conditions. We consider the following accounting policies to be critical because the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change or because the impact of the estimates and assumptions on financial condition or operating performance is material.

Revenue Recognition

Revenue consists primarily of fees generated through the electronic processing of payment transactions and related services, and are recognized as revenue in the period the transactions are processed or when the related services are performed. Merchants may be charged for these processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction, while others may also be charged miscellaneous fees, including fees for chargebacks or returns, monthly minimums, and other miscellaneous services. Revenues derived from electronic processing of credit and debit card transactions that are authorized and captured through third party networks are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations such as MasterCard and Visa. Revenue also includes any up-front fees for the work involved in implementing the basic functionality required to provide electronic payment processing services to a customer. Revenue from such implementation fees is recognized over the term of the related service contract. Sales taxes billed are reported directly as a liability to the taxing authority, and are not included in revenue.

Reserve for Losses on Card Processing

If, due to insolvency or bankruptcy of the merchant, or for another reason, we are not able to collect amounts from our card processing merchant customers that have been properly “charged back” by the cardholders, we must bear the credit risk for the full amount of the cardholder transaction. We may require cash deposits and other types of collateral from certain merchants to minimize any such risk. In addition, we utilize a number of systems and procedures to manage merchant risk. Card merchant processing loss reserves are primarily determined by performing a historical analysis of our chargeback loss experience and considering other factors that could affect that experience in the future. This reserve amount is subject to risk that actual losses may be greater than our estimates. At March 31, 2007, the balance of our card merchant processing loss reserve was $186,219. We have not incurred any chargeback losses to date. Our estimate for chargeback losses is likely to increase in the future as our volume of card-based transactions processed increases.

Bad Debts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability or failure of our customers to make required payments. In 2006, we charged bad debt expense of $26,059 and recorded bad debt write-offs of $278 against our allowance for doubtful accounts. We charged bad debt expense of $10,000 and recorded bad debt write-offs of $936 against our allowance for doubtful accounts in 2005. At December 31, 2006 and 2005, the balance of the allowance for doubtful accounts was $38,000 and $12,219, respectively. At March 31, 2007, the balance of the allowance for doubtful accounts was approximately $38,000. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make contractual payments, additional allowances may be required. Our estimate for bad debt losses is likely to increase in the future as our volume of transactions processed increases.

Valuation of Long-Lived and Intangible Assets

We assess the impairment of long-lived and intangible assets at least annually, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important, which could trigger an impairment review, include the following: significant underperformance relative to historical or projected future cash flows; significant changes in the manner of use of the assets or the strategy of the overall business; and significant negative industry trends. When we determine that the carrying value of long-lived and intangible assets may not be recoverable, we measure impairment as the excess of the assets’ carrying value over the estimated fair value. No impairment losses were recorded in 2006, 2005 or the quarter ended March 31, 2007.

Income Taxes

Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are computed with the presumption that they will be realizable in future periods when pre-taxable income is generated. Predicting the ability to realize these assets in future periods requires a great deal of judgment by us. It is our judgment that we cannot predict with reasonable certainty that the deferred tax assets as of March 31, 2007 will be fully realized in future periods. Accordingly, a valuation allowance has been provided to reduce the net deferred tax assets to $0. At December 31, 2006, we have available net operating loss carryforwards of approximately $38.5 million, which expire beginning in the year 2020.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO DECEMBER 31, 2005

Our revenues are principally derived from providing integrated electronic payment services to merchants and businesses, including credit and debit card-based processing services and transaction processing via the Automated Clearinghouse Network. We also operate an online payment processing service for consumers under the domain name www.billx.com. Total revenues for 2006 increased 114% to $2,522,572 from $1,180,753 for 2005. The increase from the prior year was primarily attributable to the increase in revenues generated from card-based processing services due to increased transaction volume. Revenues generated by our billx.com online payment service for 2006 decreased from the prior year due to a decrease in the average number of consumers subscribing to the service and we expect this trend to continue unless our current plan to introduce and establish enhanced value by offering a prepaid MasterCard in conjunction with the service is successful in generating subscriber growth. The monthly average number of consumers using our online payment service decreased to 1,276 in 2006 from 2,419 in 2005.

We expect our revenues to increase as we anticipate continued growth in the volume of card transactions and additional merchant customers. Revenue generated by our merchant customers represented approximately 96% of our total revenues for the year ended December 31, 2006, and we believe our merchant business provides us with the best opportunity for revenue growth and revenues from card-based processing services will continue to grow in future periods.

Cost of services includes the cost of personnel dedicated to the creation and maintenance of connections to third party payment processors and fees paid to such third party providers for electronic payment processing services. Through our contractual relationships with our payment processors, we are able to process Automated Clearinghouse and debit or credit card transactions on behalf of our customers and their consumers. We pay volume-based fees for debit and credit transactions initiated through these processors, and pay fees for other transactions such as returns, notices of change to bank accounts and file transmission. Cost of services was $2,021,051 and $1,038,346 for 2006 and 2005, respectively. The increase from the prior year is due primarily to the increase in fees related to processing the increased card-based transaction volume.

Selling, general and administrative expenses decreased to $1,673,089 in 2006 from $1,696,015 for 2005. The decrease from the prior year was primarily due to a decrease of approximately $114,000 in legal and consulting fees, which was partially offset by an increase in non-cash deferred compensation expense of $80,151.

Depreciation and amortization was $80,157 and $86,374 for 2006 and 2005, respectively. The decrease from the prior year was due to lower depreciation expense related to certain assets that became fully depreciated during 2006. We purchased $75,173 of computer equipment and software during 2006 and anticipate making capital expenditures of $140,000 in 2007.

Net other expense was $144,613 in 2006 compared to net other income of $444,292 in 2005. The change from 2005 to 2006 is primarily attributable to a gain of $911,350 in December 2005 on the sale of our bills.com domain name and trademark to Alivio Holdings, LLC. We retained our existing customer base that had been using bills.com for online payment processing services and transitioned it to a new domain name, www.billx.com, and continue to offer such services directly to consumers as well as through resellers, including Alivio.

Net loss increased to $1,396,338 in 2006 from $1,195,690 in 2005, as a result of the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2006, we had $198,759 of cash and cash equivalents, compared to $378,098 of cash and cash equivalents at December 31, 2005. We have incurred substantial losses since inception and believe our current available cash and cash equivalents along with anticipated revenues may be insufficient to meet our anticipated cash needs for the foreseeable future. Consequently, our ability to continue as a going concern may be contingent on us receiving additional funds in the form of equity or debt financing. We are currently aggressively pursuing strategic equity financing alternatives such as a private placement or equity line of credit.

In February 2004, we executed an agreement for an equity line of credit with Dutchess Private Equities Fund, LP. Under the terms of the agreement, we may elect to receive as much as $10 million from Dutchess in common stock purchases over three years at our option. We filed a registration statement registering the resale of the shares of our common stock to be issued to Dutchess, which became effective on August 13, 2004. During the years ended December 31, 2006 and 2005, we sold 4,055,048 and 3,179,844 shares of our common stock, respectively, pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $452,021 and $597,162, respectively. As of December 31, 2006, we have sold a total of 8,694,327 shares of our common stock, pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $1,370,668. Since February 2004, we have also received $1,620,000 from Dutchess pursuant to promissory notes and issued 1,692,000 shares of our common stock valued at $235,469 and made note repayments of $1,913,000 to Dutchess.

On August 21, 2006, we entered into a zero-discount promissory note with Dutchess Private Equities Fund II, LP. Pursuant to terms of the promissory note, we received $500,000 and promised to pay Dutchess $625,000 with a maturity date of August 21, 2007. We also issued 1,042,000 shares of restricted common stock to Dutchess as an incentive for the investment and agreed to register the common stock issued pursuant to the promissory note on the next registration statement that we file. Under the terms of the note, we agreed to pay all financing proceeds raised during the term of the note exceeding the aggregate amount of $500,000 towards prepayment of the note. On March 9, 2007, we received $500,000 in readily available funds from a sale of 5,000,000 shares of common stock on March 1, 2007 in a private placement, which brought the aggregate amount of financing raised during the term of the note to approximately $890,000. Accordingly, we prepaid the balance of the note in full on March 12, 2007 in the amount of $300,734.

Net cash used in operating activities was $821,728 and $891,786 for 2006 and 2005, respectively. Net cash used in operating activities was primarily attributable to operating net losses generated by growth stage activities and overhead costs. We plan to continue focusing on expending our resources prudently given our current state of liquidity.

In 2006, net cash used in investing activities was $75,173, which represented capital expenditures for computer equipment and software. Net cash provided by investing activities was $849,986 for 2005 and primarily reflected proceeds of $950,000 from the sale of our bills.com domain name in December 2005 partially offset by $106,910 of capital expenditures for computer hardware and software. We anticipate making capital expenditures of $140,000 during 2007.

Net cash provided by financing activities of $717,562 for 2006 resulted primarily from proceeds, net of issuance costs, of $475,894 from the issuance of common stock as well as $241,668 of net borrowings under short-term promissory notes. Net cash provided by financing activities of $265,932 for 2005 resulted primarily from proceeds, net of issuance costs, of $689,932 from the issuance of common stock offset by $404,000 of net repayments of borrowings under short-term notes.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2007 COMPARED TO MARCH 31, 2006

Revenues for the quarter ended March 31, 2007 increased 82% to $633,196 from $348,010 for the quarter ended March 31, 2006. The increase from the prior year quarter was primarily attributable to the increase in revenues generated from card-based processing services due to increased transaction volume. Revenues generated by our

billx.com online payment service for the first quarter of 2007 decreased from the prior year quarter due to a decrease in the average number of consumers subscribing to the service and we expect this trend to continue unless our current plan to introduce and establish enhanced value by offering a prepaid MasterCard in conjunction with the service is successful in generating subscriber growth. The monthly average number of such consumers decreased to 1,009 in the first quarter of 2007 from 1,623 in the first quarter of 2006. We expect our total revenues to increase as we anticipate growth in the volume of card transactions and additional merchant customers.

Cost of services was $524,115 and $298,382 for the quarters ended March 31, 2007 and 2006, respectively. The increase from the prior year quarter was due primarily to the increase in fees related to processing the increased card-based transaction volume.

Selling, general and administrative expenses increased to $542,155 for the quarter ended March 31, 2007, from $443,830 for the first quarter of 2006. The increase from the prior year quarter was principally due to $107,000 of non-cash expense related to a total of 1,000,000 shares of registered common stock issued to executives in March 2007 as signing bonuses under their respective employment agreements.

Depreciation and amortization decreased to $17,577 for the quarter ended March 31, 2007, as compared to $21,467 for the first quarter of 2006. This decrease was primarily due to lower depreciation expense related to certain assets that became fully depreciated during 2006. We capitalized $17,232 of computer hardware and software purchased during the quarter ended March 31, 2007 and anticipate making additional capital expenditures of approximately $120,000 over the remaining nine months of 2007.

Net other expense increased to $160,904 for the quarter ended March 31, 2007, from $10,288 for the first quarter of 2006. The increase from the prior year quarter was attributable to $152,376 of interest expense and financing costs incurred in the quarter ended March 31, 2007 related to our note payable to Dutchess.

Net loss increased to $611,555 for the quarter ended March 31, 2007 from $425,957 for the prior year quarter. Net loss increased from the prior year quarter as a result of the increase in selling, general and administrative expenses and net other expense as discussed. We expect our net loss in the second quarter to decrease from the first quarter of 2007 as we anticipate an increase in revenues and do not expect to incur any debt-related expenses.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, we had $318,202 of cash and cash equivalents, compared to $198,759 of cash and cash equivalents at December 31, 2006. We have incurred substantial losses since inception and have a deficit in net working capital. We believe that our current available cash and cash equivalents along with anticipated revenues may be insufficient to meet our anticipated cash needs for the foreseeable future. Consequently, our ability to continue as a going concern may be contingent on us receiving additional funds in the form of equity or debt financing. We are currently aggressively pursuing strategic equity financing alternatives such as a private placement or equity line of credit.

In February 2004, we executed an agreement for an equity line of credit with Dutchess Private Equities Fund, LP. Under the terms of the agreement, at our option we may elect to receive as much as $10 million from Dutchess in common stock purchases through August 13, 2007. Through March 31, 2007, we have sold a total of 10,479,027 shares of our common stock pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $1,558,747. Since February 2004, we have also received $1,620,000 from Dutchess pursuant to promissory notes and issued 1,692,000 shares of our common stock valued at $235,469 and made note repayments of $1,913,000 to Dutchess. Since our present equity line of credit with Dutchess is expiring in August 2007, we are currently negotiating the terms of a similar equity line of credit.

On January 18, 2007, we sold 3,000,000 shares of restricted common stock to Robert D. Evans, an individual investor, for a total offering price of $255,000 under a Stock Purchase Agreement. On March 1, 2007, we sold an additional 5,000,000 shares of restricted common stock to Robert D. Evans for a total offering price of $500,000 pursuant to a Stock Purchase Agreement.

The satisfactory completion of an additional investment, adequate sales of stock under our equity line of credit, or growth of cash flow from operations is essential or we have no other alternative that will provide sufficient cash flows to meet current operating requirements. The sale of additional equity or convertible debt securities would result in additional dilution to our stockholders, and debt financing, if available, may involve restrictive covenants which could restrict operations or finances. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds, on acceptable terms, or achieve positive cash flow, we may not be able to continue to exist, conduct operations, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact our business, operating results and financial condition.

Net cash used in operating activities was $379,806 and $429,334 for the quarter ended March 31, 2007 and 2006, respectively. Net cash used in operating activities was primarily attributable to operating net losses generated by growth stage activities and overhead costs. We plan to focus on expending our resources prudently given our current state of liquidity.

Net cash used in investing activities was $17,232 and $23,691 for the quarter ended March 31, 2007 and 2006, respectively, and reflected capital expenditures for computer hardware and software. We anticipate making capital expenditures of approximately $120,000 during the remaining nine months of 2007.

Net cash provided by financing activities of $516,481 for the quarter ended March 31, 2007 resulted from receiving $933,149 in net proceeds from the issuance of common stock, including $755,000 from private placements, and making payments of $416,668 under our note payable. Net cash provided by financing activities of $209,143 for the quarter ended March 31, 2006 represented the net proceeds from the issuance of common stock under our equity line of credit.

OFF-BALANCE SHEET ARRANGEMENTS

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

As of June 13, 2007, our headquarters and operations were housed in approximately 4,500 square feet of leased office space in San Antonio, Texas. The office lease expires in October 2009 and calls for annual rent of $81,126. We believe our existing facilities will be adequate to meet our anticipated needs for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Beginning in December 2000, we pledged as loan guarantees certain funds held as money market funds and certificates of deposit to collateralize margin loans for the following executive officers: (1) Michael R. Long, then Chairman of the Board of Directors and Chief Executive Officer; (2) Louis A. Hoch, then President and Chief Operating Officer; (3) Marshall N. Millard, then Secretary, Senior Vice President, and General Counsel; and (4) David S. Jones, then Executive Vice President. Mr. Millard and Mr. Jones are no longer our employees. The margin loans were obtained in March 1999 from institutional lenders and were secured by shares of our common stock owned by these officers. The pledged funds were held in our name in accounts with the lenders that held the margin loans of the officers. Our purpose in collateralizing the margin loans was to prevent the sale of our common stock owned by these officers while we were pursuing efforts to raise additional capital through private equity placements. The sale of that common stock could have hindered our ability to raise capital in such a manner and compromised our continuing efforts to secure additional financing. The highest total amount of funds pledged for the margin loans guaranteed by us was approximately $2.0 million. The total balance of the margin loans guaranteed by us was approximately $1.3 million at December 31, 2002. At the time the funds were pledged, we believed we would have access to them because (a) our stock price was substantial and the stock pledged by the officers, if liquidated, would produce funds in excess of the loans payable, and (b) with respect to one of the institutional lenders (who was also assisting us as a financial advisor at the time), even if the stock price fell, we had received assurances from that institutional lender that the pledged funds would be made available as needed. During the fourth quarter of 2002, we requested partial release of the funds for operating purposes, which request was denied by an institutional lender. At that time, our stock price had fallen as well, and it became clear that both institutional lenders would not release the pledged funds since the value of the stock pledged by the officers was less than the loans payable and the officers were unable to repay the loans. In light of these circumstances, we recognized a loss on the guarantees of $1,278,138 in the fourth quarter of 2002 and recorded a corresponding payable under related party guarantees on our balance sheet at December 31, 2002 because it became probable at that point that we would be unable to recover our pledged funds. During the quarter ended March 31, 2003, the lenders applied the pledged funds to satisfy the outstanding balances of the loans. The total balance of the margin loans guaranteed by us was zero at December 31, 2006. In February 2007, we signed employment agreements with Mr. Long and Mr. Hoch that require each to repay his respective obligation to us in four equal annual payments of cash or stock or any combination thereof. We may institute litigation or arbitration in collection of the outstanding repayment obligations of Mr. Millard and Mr. Jones, which currently total approximately $293,000. Presently, we have refrained from initiating action to recover funds from Mr. Millard because he may have an offsetting claim in excess of his repayment obligation by virtue of the deferred compensation clause in his employment agreement based on our preliminary analysis. We have not pursued the outstanding repayment obligation of Mr. Jones because we do not consider a recovery attempt to be cost beneficial. In order to attempt a recovery from Mr. Jones, we estimate that we would incur a minimum of $20,000 in estimated legal costs with no reasonable assurance of success in recovering his outstanding obligation of approximately $38,000. Because of the limited amount of the obligation, we also anticipate difficulty in retaining counsel on a contingency basis to pursue collection of this obligation. The ultimate outcome of this matter cannot presently be determined.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board through March 13, 2000 at which time our common stock was approved for trading on the NASDAQ Small Cap Market. Subsequently, our stock was approved for trading on the NASDAQ National Market on July 31, 2000 under the symbol BLLS. On February 4, 2003, the NASDAQ National Market delisted our common stock because we did not meet the requirements for continued listing on the NASDAQ National Market. Our common shares were immediately eligible for quotation on the Over-the-Counter Bulletin Board effective at opening of business on February 4, 2003. Our common stock began trading under a new ticker symbol, PYDS, on the Over-the-Counter Bulletin Board on August 20, 2003.

The following table sets forth for the quarterly periods indicated the range of high and low closing prices of our common stock as reported on the Over the Counter Bulletin Board:

	High	Low
2007
First Quarter	$ 0.14	$ 0.08
2006
First Quarter	$ 0.19	$ 0.08
Second Quarter	$ 0.15	$ 0.09
Third Quarter	$ 0.18	$ 0.08
Fourth Quarter	$ 0.17	$ 0.08
2005
First Quarter	$ 0.34	$ 0.20
Second Quarter	$ 0.25	$ 0.19
Third Quarter	$ 0.22	$ 0.15
Fourth Quarter	$ 0.15	$ 0.08

Holders

As of June 13, 2007, 70,487,600 shares of our common stock are issued and outstanding. As of June 13, 2007, there were approximately 4,115 stockholders of record of our common stock.

Dividends

We have never declared or paid cash or stock dividends and have no plans to pay any such dividends in the foreseeable future, instead, we intend to reinvest our earnings, if any.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of June 13, 2007 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under compensation plan
Employee Comprehensive Stock Plan approved by stockholders	4,643,167	$ 0.50	19,376,380
Non-Employee Director Plan approved by stockholders	858,003	$ 1.20	641,997

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2006 and 2005 to our Chief Executive Officer and each other executive officer that earned over $100,000 during the year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position (a)	Year Ended Dec. 31, (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Michael R. Long
Chairman, Principal Executive Officer and Principal Financial Officer	2006	190,000	-	225,055	-	-	-	12,117	427,172
	2005	190,000	-	331,590	-	-	-	11,529	533,119
Louis A. Hoch
Vice Chairman, President and Chief Operating Officer	2006	175,000	-	367,500	-	-	-	2,520	545,020
	2005	175,000	-	370,676	-	-	-	2,115	547,791

Larry Morrison
Vice President, Business Development	2006	100,000	-	90,000	-	-	-	1,008	191,008
	2005	100,000	-	37,803	-	-	-	846	138,649

(1)  On March 28, 2005, we granted our named executive officers a total of 2,251,950 shares of restricted stock as follows: Mr. Long, 1,102,000 shares; Mr. Hoch, 999,950 shares; and Mr. Morrison, 150,000 shares. This stock vests one-third annually on the grant date. On December 29, 2005, we granted our named executive officers a total of 3,532,664 shares of restricted stock as follows: Mr. Long, 1,355,972 shares; Mr. Hoch, 2,081,536 shares; and Mr. Morrison, 95,156 shares. This stock vests on December 29, 2015. On December 27, 2006, we granted our named executive officers a total of 7,583,944 shares of restricted stock as follows: Mr. Long, 2,500,611 shares; Mr. Hoch, 4,083,333 shares; and Mr. Morrison, 1,000,000 shares. This stock vests on December 27, 2016.

(2)

On December 29, 2005, we granted our named executive officers stock options to purchase a total of 994,775 shares at an exercise price of $0.082 as follows: Mr. Long, 381,833 shares; Mr. Hoch, 586,147 shares; and Mr. Morrison, 26,795 shares. The stock options vested immediately on the grant date. We did not recognize any expense for financial reporting purposes in accordance with FAS 123R with respect to these stock options because we did not adopt FAS 123R until 2006. There were no stock options granted to any of our named executive officers during fiscal year 2006.

(3)

Reflects premiums paid for term life insurance coverage.

Employment Agreements

We entered into an employment agreement with Michael R. Long effective February 27, 2007. Under the agreement, Mr. Long will serve as our Chairman of the Board, Chief Executive Officer and Chief Financial Officer. The agreement provides for base annual salaries of $190,000 for 2007, $300,000 for 2008 and $375,000 for 2009 and thereafter through December 31, 2011. In addition, Mr. Long will receive an annual bonus of $216,000 during the term of the agreement to be paid in cash or stock at our sole discretion. Upon execution of the agreement, Mr. Long received cash of $15,000, 500,000 shares of common stock from our Employee Stock Plan, and 2,500,000 shares of restricted common stock that vests annually in increments of 500,000 shares beginning on February 28, 2009. In addition, the agreement provided for repayment of Mr. Long’s financial obligation to us under loan guarantees extended in December 2000 in four equal payments of cash or stock or any combination thereof.  We entered into an employment agreement with Louis A. Hoch effective February 27, 2007. Under the agreement, Mr. Hoch will serve as our Vice Chairman of the Board, President and Chief Operating Officer. The agreement provides for base annual salaries of $175,000 for 2007, $275,000 for 2008 and $350,000 for 2009 and thereafter through December 31, 2011. In addition, Mr. Hoch will receive an annual bonus of $216,000 during the term of the agreement to be paid in cash or stock at our sole discretion. Upon execution of the agreement, Mr. Hoch received cash of $15,000, 500,000 shares of common stock from our Employee Stock Plan, and 2,500,000 shares of restricted common stock that vests annually in increments of 500,000 shares beginning on February 28, 2009. In addition, the agreement provided for repayment of Mr. Hoch’s financial obligation to us under loan guarantees extended in December 2000 in four equal payments of cash or stock or any combination thereof.  We do not have an employment agreement with Mr. Morrison.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows grants of unexercised stock options and unvested stock by grant date outstanding on December 31, 2006, the last day of our fiscal year, to each of the named executive officers named in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards (1)				Stock Awards (1)
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#)(2) (g)	Market value of shares or units of stock that have not vested ($)(3) (h)
Michael R. Long
1/4/1999	83,334	-	2.812	1/4/2009	-	-
12/28/2000	150,000	-	2.063	12/28/2010	-	-
10/31/2001	325,000	-	0.86	10/31/2011	-	-
12/13/2002	15,000	-	0.26	12/13/2012	-	-
12/31/2002	325,000	-	0.18	12/31/2012	-	-
12/30/2003	400,000	-	0.14	12/30/2013	-	-
3/28/2005	-	-	-	-	734,666	67,589
12/29/2005	381,833	-	0.082	12/29/2015	1,355,972	124,749
12/27/2006	-	-	-	-	2,500,611	230,056
Louis A. Hoch
1/4/1999	100,000	-	2.812	1/4/2009	-	-
12/28/2000	75,000	-	2.063	12/28/2010	-	-
10/31/2001	250,000	-	0.86	10/31/2011	-	-
12/13/2002	15,000	-	0.26	12/13/2012	-	-
12/31/2002	325,000	-	0.18	12/31/2012	-	-
12/30/2003	425,000	-	0.14	12/30/2013	-	-
3/28/2005	-	-	-	-	666,663	61,330
12/29/2005	586,147	-	0.082	12/29/2015	2,081,536	191,501
12/27/2006	-	-	-	-	4,083,333	375,667
Larry Morrison
7/17/2003	100,000	-	0.09	7/17/2013	-	-
12/30/2003	100,000	-	0.14	12/30/2013	-	-
3/28/2005	-	-	-	-	100,000	9,200
12/29/2005	26,795	-	0.082	12/29/2015	95,156	8,754
12/27/2006	-	-	-	-	1,000,000	92,000

(1)

We do not have any equity incentive plan awards.

(2)

Unvested common stock granted on March 28, 2005 vests equally on March 28, 2007 and March 28, 2008, common stock granted on December 29, 2005 vests on December 29, 2015, and common stock granted on December 27, 2006 vests on December 27, 2016.

(3)

Calculated using the OTCBB closing price of $0.092 per share of common stock on December 29, 2006.

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans. We do have a tax-qualified defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. All of our eligible full and part-time employees who meet certain age requirements may participate in this 401(k) plan. Participants may contribute between 1% and 15% of their pre-tax compensation. The 401(k) plan allows for us to make discretionary and matching contributions. We made no such contributions during 2006 or 2005.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

Our employment agreements with Michael Long and Louis Hoch each provide that upon termination of his employment with us due to death or disability, involuntary termination without cause, termination for good reason or default by us, termination due to non-renewal of the agreement, or change of control, he is entitled to deferred compensation. This deferred compensation shall be the amount which is calculated as the greater of the base salary payments that each would have received had his employment continued for the remaining term of the agreement (including yearly increases calculated at the maximum increase for the prior two years), or an amount equal to 2.95 times the higher annual compensation earned by him in the past two years. In addition to this compensation, each shall be entitled to all of the benefits otherwise provided in his agreement during that period of time which is the greater of the remaining term of the agreement, or one year, and an amount equal to the pro rata portion of his bonus compensation for the year in which his employment is terminated. In addition, all stock options and restricted stock granted to each executive become fully vested upon his termination for any of these reasons. Also, in consideration of the executive’s obligations for a period of two years after the termination of his employment under a non-competition clause in the employment agreement, he shall be paid an amount equal to 2 times the base salary paid to him in the year prior to the expiration of the agreement.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2006.

Director Compensation Table

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($)(1) (c)	Option awards ($)(2) (d)	Non-equity deferred compensation earnings ($) (e)	Non-qualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Peter G. Kirby	-	36,000	-	-	-	-	36,000

(1)

At December 31, 2006, Dr. Kirby had outstanding 400,000 shares of unvested common stock granted on December 27, 2006 that vests on December 27, 2016 and 300,000 shares of unvested common stock granted on March 28, 2005 that vests one-third on March 28, 2006, March 28, 2007and March 28, 2008.

(2)

At December 31, 2006, Dr. Kirby had outstanding options to purchase 618,000 shares of our common stock.

We do not have an agreement with our independent director, Peter G. Kirby, to compensate him for his service on our Board of Directors. Mr. Long and Mr. Hoch receive no compensation for serving on our Board of Directors due to their status as officers of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Payment Data Systems, Inc. and Subsidiaries

San Antonio, Texas

We have audited the accompanying consolidated balance sheets of Payment Data Systems, Inc. and Subsidiaries (collectively referred to as “the Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.

The accompanying financial statements of Payment Data Systems, Inc. and Subsidiaries have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred substantial losses since inception, which has led to a deficit in working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of Payment Data Systems, Inc. and Subsidiaries do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Akin, Doherty, Klein & Feuge, P.C.

Akin, Doherty, Klein & Feuge, P.C.

San Antonio, Texas

March 23, 2007

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$ 198,759	$ 378,098
Accounts receivable, net	89,021	59,558
Prepaid expenses and other	129,441	51,962
Total current assets	417,221	489,618
Property and equipment, net	157,616	162,600
Other assets	26,693	20,833
Total Assets	$ 601,530	$ 673,051
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$ 131,055	$ 524,520
Accrued expenses	639,925	776,595
Deferred revenue	36,434	44,038
Notes payable	359,280	-
Total current liabilities	1,166,694	1,345,153
Stockholders' Equity (Deficit):
Common stock, $.001 par value, 200,000,000 shares authorized;
44,879,005 and 32,827,056 issued and outstanding	44,879	32,827
Additional paid-in capital	50,736,455	49,486,143
Deferred compensation	(588,775)	(829,687)
Accumulated deficit	(50,757,723)	(49,361,385)
Total stockholders' equity (deficit)	(565,164)	(672,102)
Total Liabilities and Stockholders' Equity (Deficit)	$ 601,530	$ 673,051

See notes to consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended
	December 31,	December 31,
	2006	2005

Revenues	$ 2,522,572	$ 1,180,753
Operating expenses:
Cost of services	2,021,051	1,038,346
Selling, general and administrative	1,673,089	1,696,015
Depreciation	80,157	86,374
Total operating expenses	3,774,297	2,820,735
Operating loss	(1,251,725)	(1,639,982)
Other income (expense):
Interest income	275	950
Interest expense	(91,408)	(171,330)
Other income (expense)	(53,480)	614,672
Total other income (expense)	(144,613)	444,292
Loss from operations before income taxes	(1,396,338)	(1,195,690)
Income taxes	-	-
Net Loss	$ (1,396,338)	$ (1,195,690)
Earnings (Loss) Per Share
Basic and diluted	$ (0.03)	$ (0.04)
Weighted average common shares
outstanding - basic and diluted	41,550,726	29,254,629

See notes to consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

			Additional			Total
	Common Stock		Paid - In	Deferred	Accumulated	Stockholders'
	Shares	Amount	Capital	Compensation	Deficit	Equity (Deficit)
Balance at December 31, 2004	23,569,180	$ 23,569	$47,417,898	$ -	$ (48,165,695)	$ (724,228)
Issuance of common stock – equity line of credit	3,179,844	3,181	625,476	-	-	628,657
Issuance of common stock – other	5,813,032	5,812	1,230,450	-	-	1,236,262
Exercise of stock options	15,000	15	1,260	-	-	1,275
Exercise of stock warrants	250,000	250	59,750	-	-	60,000
Modification of common stock warrants	-	-	151,309	-	-	151,309
Deferred compensation	-	-	-	(829,687)	-	(829,687)
Net loss for the year	-	-	-	-	(1,195,690)	(1,195,690)
Balance at December 31, 2005	32,827,056	32,827	49,486,143	(829,687)	(49,361,385)	(672,102)
Issuance of common stock – equity line of credit	4,055,048	4,055	471,838	-	-	475,893
Issuance of common stock – other	7,996,901	7,997	778,474	-	-	786,471
Deferred compensation	-	-	-	240,912	-	240,912
Net loss for the year	-	-	-	-	(1,396,338)	(1,396,338)
Balance at December 31, 2006	44,879,005	$ 44,879	$50,736,455	$ (588,775)	$ (50,757,723)	$ (565,164)
See notes to consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005
Operating Activities
Net loss	$ (1,396,338)	$ (1,195,690)
Adjustments to reconcile net loss
to net cash used in operating activities:
Bad debts	26,059	10,000
Depreciation	80,157	86,374
Gain on disposition of assets	-	(911,350)
Deferred compensation	240,912	147,843
Non-cash issuance of common stock	174,030	484,548
Non-cash issuance of common stock warrants	-	151,309
Amortization of debt discount	67,612	139,835
Changes in current assets and current liabilities:
Accounts receivable	(85,601)	(11,770)
Prepaid expenses and other	(54,496)	168,731
Accounts payable and accrued expenses	133,541	21,908
Deferred revenue	(7,604)	16,476
Net cash used by operating activities	(821,728)	(891,786)
Investing Activities
Purchases of property and equipment	(75,173)	(106,910)
Proceeds from sale of assets	-	950,000
Long-term deposits, net	-	6,896
Net cash (used) provided by investing activities	(75,173)	849,986
Financing Activities
Proceeds from notes payable	500,000	600,000
Principal payments for notes payable	(208,332)	(1,004,000)
Financing costs, net	(50,000)	(20,000)
Issuance of common stock, net of issuance costs	475,894	689,932
Net cash provided by financing activities	717,562	265,932
Change in cash and cash equivalents	(179,339)	224,132
Cash and cash equivalents, beginning of year	378,098	153,966
Cash and Cash Equivalents, End of Year	$ 198,759	$ 378,098
Supplemental Disclosures
Cash paid for interest	$ 67,612	$ 144,000
Cash paid for federal income taxes	-	-

PAYMENT DATA SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Note 1. Description of Business and Summary of Significant Accounting Policies

Going Concern: The Company has incurred substantial losses since inception, which has led to a continuing deficit in working capital. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its anticipated cash needs for the foreseeable future. Accordingly, the Company is currently aggressively pursuing strategic alternatives, including investment in the Company via an equity line of credit (See Note 2). The satisfactory completion of an additional investment in the Company or growth of cash flow from operations is essential as the Company has no other alternative that will provide sufficient funds to meet current operating requirements. The sale of additional equity or convertible debt securities would result in additional dilution to the Company's stockholders, and debt financing, if available, may involve restrictive covenants which could restrict operations or finances. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. If the Company cannot raise funds, on acceptable terms, or achieve positive cash flow, it may not be able to continue to exist, conduct operations, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact its business, operating results and financial condition.

Description of Business: Payment Data Systems, Inc. and its subsidiaries (collectively referred to as “the Company”), provide integrated electronic payment services, including credit and debit card-based processing services and transaction processing via the automated clearinghouse (“ACH”) network to billers and retailers. In addition, the Company operates an Internet electronic payment processing service for consumers under the domain name www.billx.com.

Principles of Consolidation and Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying financial statements have been presented assuming the Company will continue as a going concern.

Reclassifications: Certain prior year amounts, none of which are significant, have been reclassified to conform to the current year presentation.

Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: Revenue consists primarily of fees generated through the electronic processing of payment transactions and related services, and are recognized as revenue in the period the transactions are processed or when the related services are performed. Merchants may be charged for these processing services at a bundled rate based on a percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction, while others may also be charged miscellaneous fees, including fees for chargebacks or returns, monthly minimums, and other miscellaneous services. Revenues derived from electronic processing of credit and debit card transactions that are authorized and captured through third party networks are reported gross of amounts paid to sponsor banks as well as interchange and assessments paid to credit card associations (MasterCard and Visa). Revenue also includes any up-front fees for the work involved in implementing the basic functionality required to provide electronic payment processing services to a customer. Revenue from such implementation fees is recognized over the term of the related service contract. Sales taxes billed are reported directly as a liability to the taxing authority, and are not included in revenue.

Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable: Accounts receivable are reported at outstanding principal net of an allowance for doubtful accounts of approximately $38,000 and $12,000 at December 31, 2006 and 2005, respectively. The allowance for doubtful accounts is generally determined based on an account-by-account review. Accounts are charged off when collection efforts have failed and the account is deemed uncollectible. The Company normally does not charge interest on accounts receivable.

Concentration of Credit Risk: Financial instruments that potentially expose the Company to credit risk consist of cash and cash equivalents, and accounts receivable. The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent of balances in excess of amounts that are insured by the FDIC. At December 31, 2006, the Company did not have any uninsured cash amounts. Trade receivables potentially subject the Company to concentrations of credit risk. The Company’s customer base operates in a variety of industries and is geographically dispersed, however, the relatively small number of customers increases the risk. The Company closely monitors extensions of credit and credit losses have been provided for in the consolidated financial statements and have been within management's expectations. The Company recorded bad debt expense of $26,059 and $10,000 and recorded bad debt write-offs of $278 and $936 to its allowance for doubtful accounts in 2006 and 2005, respectively. For the year ended December 31, 2006, 57% of total revenues were from sales to three customers. For the year ended December 31, 2005, 51% of total revenues were from sales to three customers.

Fair Value of Financial Instruments: Cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings are reflected in the accompanying consolidated financial statements at cost, which approximates fair value because of the short-term maturity of these instruments.

Property and Equipment: Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line method over the estimated useful lives of the related assets, ranging from three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful lives or remaining lease period. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of Long-Lived Assets: The Company periodically reviews, on at least an annual basis, the carrying value of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent fair value of a long-lived asset, determined based upon the estimated future cash inflows attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized.

Reserve for Losses on Merchant Accounts: Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant and the purchase price is refunded to the customer through the merchant’s acquiring bank, and charged to the merchant. If the merchant has inadequate funds, the Company must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for chargebacks based primarily on historical experience and other relevant factors.

Advertising Costs: Advertising is expensed as incurred. The Company incurred approximately $32,000 and $4,000 in advertising costs in 2006 and 2005, respectively.

Income Taxes: Deferred tax assets and liabilities are recorded based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

Stock-Based Compensation: On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including grants of stock options and warrants, based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 23, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in 2006.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. The Company’s Consolidated Financial Statements as of December 31, 2006 reflects the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for the prior period have not been restated to reflect, and do not include, the impact of SFAS 123(R). The impact to the Company for adopting SFAS 123(R) in 2006 was compensation cost of $700.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation for the year ended December 31, 2005.

2005
Net loss, as reported	$(1,195,690)
Less: Total stock-based employee compensation expense determined
under fair value based method for all awards, net of related tax effects	(89,332)
Pro forma net loss	$(1,285,022)
Net loss per common share:
Basic and diluted, as reported	$(0.04)
Basic and diluted, pro forma	$(0.04)

Net Loss Per Share: Basic and diluted losses per common share are calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Common stock equivalents, which consist of stock options and warrants and the convertible debt, were excluded from the computation of the weighted average number of common shares outstanding for purposes of calculating diluted loss per common share because their effect was antidilutive. See Notes 10 and 11 for disclosure of securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive for the periods presented.

Recent Accounting Pronouncements: On December 16, 2004, the FASB issued Statement No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”), which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends FASB Standard No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company adopted SFAS 123R effective January 1, 2006.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertain Tax Positions”, an interpretation to FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation requires an enterprise to recognize, in its financial statements, the best estimate of the impact of a tax position only if that position is probable of being sustained on audit based solely on the technical merits of the position. In evaluating whether the probable recognition threshold has been met, this interpretation requires the presumption that the tax position will be evaluated during an audit by taxing authorities. The Company is required to adopt the provisions of FIN 48 during the first fiscal year beginning after December 15, 2006, and does not expect its adoption to have a significant impact on its operations or financial position.

Note 2. Issuance of Common Stock

In January 2005, the Company’s Chief Executive Officer and Chief Financial Officer; President and Chief Operating Officer, and all other employees owed unpaid wages elected to receive common stock from the Company in lieu of a total of $179,000 in accumulated unpaid salary. The Company’s Board of Directors granted a total of 859,743 shares of common stock in exchange for the unpaid salaries. All shares were issued under the terms of the Company's Employee Comprehensive Stock Plan.

On March 28, 2005, the Company’s Board of Directors granted a total of 2,956,950 shares of common stock to employees and independent director as a long-term incentive and recorded $591,390 of deferred compensation. The common stock is restricted and vests equally over three years on the anniversary date of the grant. The Company’s Board of Directors also granted a total of 50,000 shares of unrestricted common stock under the terms of the Company's Employee Comprehensive Stock Plan to certain employees and recorded $10,000 of compensation expense.

On December 29, 2005, the Company’s Board of Directors granted a total of 4,439,024 shares of common stock to employees as a long-term incentive valued at $364,000. The common stock is restricted and vests in ten years on the anniversary date of the grant. The Company’s Board of Directors also granted a total of 270,000 shares to independent contractors as a long-term incentive and recorded $22,140 of deferred compensation. The common stock is restricted and vests equally over three years on the anniversary date of the grant.

On December 27, 2006, the Company’s Board of Directors granted a total of 9,392,277 shares of common stock to employees and independent director as a long-term incentive valued at $845,305. The common stock is restricted and vests in ten years on the anniversary date of the grant. The Company’s Board of Directors also granted a total of 120,000 shares to an independent contractor as a long-term incentive and recorded $10,800 of deferred compensation. The common stock is restricted and vests equally over three years on the anniversary date of the grant.

In February 2004, the Company executed an agreement for an equity line of credit with Dutchess Private Equities Fund, LP (“Dutchess”). Under the terms of the agreement and at its election, the Company may receive as much as $10 million in common stock purchases by Dutchess over the next three years. On August 11, 2004, the Company filed an amended registration statement on Form SB-2 with the Securities and Exchange Commission to register the resale of the shares to be issued under the equity line of credit with Dutchess Private Equities Fund, LP. The Securities and Exchange Commission declared this amended registration statement effective on August 13, 2004. During the years ended December 31, 2006 and 2005, the Company sold 4,055,048 and 3,179,844 shares of its common stock, respectively, to Dutchess pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $452,021 and $597,162, respectively.

During the years ended December 31, 2006 and 2005, the Company issued a total of 1,510,582 and 1,146,339 shares of common stock, respectively, under the terms of its Comprehensive Employee Stock Plan to independent contractors providing consulting services to the Company and recorded $176,862 and $209,948 of related expense, respectively. During the year ended December 31, 2006, the Company also issued 735,295 shares of restricted common stock to Carmen Electra under the terms of a license agreement with her and recorded $125,000 of expense. During the year ended December 31, 2005, the Company issued 300,000 shares of common stock to an independent contractor performing services for the Company. Such shares were issued pursuant to registration on Form S-8 of the Securities and Exchange Act of 1933, as amended. The Company recorded $64,500 of expense related to the issuance of this stock in 2005.

In April 2005, the Company issued 250,000 shares of common stock and received cash proceeds of $60,000 related to the exercise of stock warrants granted under the terms of a warrant agreement with Kubra Data Transfer, Ltd. During the year ended December 31, 2005, the Company issued 15,000 shares of common stock and received cash proceeds of $1,275 related to the exercise of stock options granted under the terms of its Comprehensive Employee Stock Plan.

Note 3. Property and Equipment

The following is a summary of property and equipment at December 31:

	2006	2005
Furniture and fixtures	$175,856	$175,856
Equipment	476,253	453,953
Software	312,510	265,780
Leasehold improvements	15,992	9,850
Total property and equipment	980,611	905,439
Less: accumulated depreciation	(822,995)	(742,839)
Net property and equipment	$157,616	$162,600

Note 4. Sale of Intangible Assets

In December 2005, the Company sold its bills.com domain name and related trademark to Alivio Holdings, LLC for cash consideration of $950,000 and realized a gain of $911,350 on the sale. The Company continued offering online payment processing services directly to consumers under a new domain name, www.billx.com, as well as through resellers, including Alivio. The Company’s existing customer base using bills.com for online payment services was retained and transitioned to the new billx.com domain name.

Note 5. Accrued Expenses

Accrued expenses consist of the following balances at December 31:

	2006	2005
Accrued salaries	$ 238,277	$ 600,548
Reserve for merchant losses	167,520	33,552
Customer deposits	133,093	58,630
Accrued taxes	56,181	26,773
Accrued professional fees	14,167	39,140
Other accrued expenses	30,687	17,952
Total accrued expenses	$ 639,925	$ 776,595

Note 6. Operating Leases

The Company has a lease expiring October 31, 2009 for approximately 4,500 square feet that serves as the Company’s headquarters. Rental expense under the operating lease for the years ended December 31, 2006 and 2005 was $81,126 and $86,000, respectively. Future minimum lease payments required under the operating lease are as follows.

Year ending December 31,
2007	$81,126
2008	81,126
2009	67,605
Total minimum lease payments	$229,857

Note 7. Notes Payable

On December 10, 2004, the Company entered into another zero-discount promissory note with Dutchess Private Equities Fund, II, LP. Pursuant to terms of the promissory note, the Company received $260,000 and promised to pay Dutchess $284,000 with a maturity date of April 10, 2005, which represents an effective annual interest rate of 28%. The Company also issued 75,000 shares of restricted common stock to Dutchess as an incentive for the investment and agreed to register the common stock issued pursuant to the promissory note on the next registration statement filed by the Company. The balance of this note was $264,165 at December 31, 2004, and the Company repaid this note in full in May 2005.

On May 12, 2005, the Company entered into a zero-discount promissory note with Dutchess. Pursuant to terms of the promissory note, the Company received $600,000 and promised to pay Dutchess $720,000 with a maturity date of December 22, 2005, which represents an effective annual interest rate of 33%. The Company also issued 500,000 shares of restricted common stock to Dutchess as an incentive for the investment and agreed to register the common stock issued pursuant to the promissory note on the next registration statement filed by the Company. The Company repaid this note in full on the maturity date.

On August 21, 2006, the Company entered into a zero-discount promissory note with Dutchess. Pursuant to terms of the promissory note, the Company received $500,000 and promised to pay Dutchess $625,000 with a maturity date of August 21, 2007, which represents an effective annual interest rate of 41%. The Company also issued 1,042,000 shares of restricted common stock to Dutchess as an incentive for the investment and agreed to register the common stock issued pursuant to the promissory note on the next registration statement filed by the Company. The Company repaid this note in full on March 12, 2007.

Note 8. Related Party Transactions and Guarantees

Beginning in December 2000, the Company pledged as loan guarantees certain funds held as money market funds and certificates of deposit to collateralize margin loans for the following executive officers of the Company: (1) Michael R. Long, then Chairman of the Board of Directors and Chief Executive Officer; (2) Louis A. Hoch, then President and Chief Operating Officer; (3) Marshall N. Millard, then Secretary, Senior Vice President, and General Counsel; and (4) David S. Jones, then Executive Vice President. Mr. Millard and Mr. Jones are no longer employees of the Company. The margin loans were obtained in March 1999 from institutional lenders and were secured by shares of the Company's common stock owned by these officers. The pledged funds were held in the Company’s name in accounts with the lenders that held the margin loans of the officers. The Company's purpose in collateralizing the margin loans was to prevent the sale of its common stock owned by these officers while it was pursuing efforts to raise additional capital through private equity placements. The sale of that common stock could have hindered the Company's ability to raise capital in such a manner and compromised its continuing efforts to secure additional financing. The highest total amount of funds pledged for the margin loans guaranteed by the Company was approximately $2.0 million. The total balance of the margin loans guaranteed by the Company was approximately $1.3 million at December 31, 2002. At the time the funds were pledged, the Company believed they would have access to them because (a) their stock price was substantial and the stock pledged by the officers, if liquidated, would produce funds in excess of the loans payable, and (b) with respect to one of the institutional lenders (who was also assisting the Company as a financial advisor at the time), even if the stock price fell, they had received assurances from that institutional lender that the pledged funds would be made available as needed. During the fourth quarter of 2002, the Company requested partial release of the funds for operating purposes, which request was denied by an institutional lender. At that time, their stock price had fallen as well, and it became clear that both institutional lenders would not release the pledged funds. In light of these circumstances, the Company recognized a loss on the guarantees of $1,278,138 in the fourth quarter of 2002 and recorded a corresponding payable under related party guarantees on their balance sheet at December 31, 2002 because it became probable at that point that they would be unable to recover their pledged funds. During the quarter ended March 31, 2003, the lenders applied the pledged funds to satisfy the outstanding balances of the loans. The total balance of the margin loans guaranteed by the Company was zero at December 31, 2006. In February 2007, the Company signed employment agreements with Mr. Long and Mr. Hoch that require each to repay his respective obligation to the Company in four equal annual payments of cash or stock or any combination thereof. The Company may institute litigation or arbitration in collection of the outstanding repayment obligations of Mr. Millard and Mr. Jones, which currently total approximately $293,000. Presently, the Company has refrained from initiating action to recover funds from Mr. Millard because he may have an offsetting claim in excess of his repayment obligation by virtue of the deferred compensation clause in his employment agreement based on the Company’s preliminary analysis. The Company has not pursued the outstanding repayment obligation of Mr. Jones because the Company does not consider a recovery attempt to be cost beneficial. In order to attempt a recovery from Mr. Jones, the Company estimates that it would incur a minimum of $20,000 in estimated legal costs with no reasonable assurance of success in recovering his outstanding obligation of approximately $38,000. Because of the limited amount of the obligation, the Company also anticipates difficulty in retaining counsel on a contingency basis to pursue collection of this obligation. The ultimate outcome of this matter cannot presently be determined.

Note 9. Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31:

	2006	2005
Gross deferred tax assets:
Warrant expense	$ 3,228,000	$ 3,228,000
Loss on related party guarantees	435,000	435,000
Net operating loss carryforwards	13,106,000	12,586,000
Other items	77,000	95,000
Total deferred tax assets	16,846,000	16,344,000
Gross deferred tax liabilities:
Depreciation and other items	53,000	25,000
Total deferred tax liabilities	53,000	25,000
Net deferred tax asset	16,793,000	16,319,000
Less: valuation allowance	(16,793,000)	(16,319,000)
Net deferred tax asset recorded	$ -	$ -

The Company has net operating loss carryforwards for tax purposes of approximately $38.5 million that begin to expire in the year 2020. In October 1999, the Company issued common stock pursuant to a private placement offering. As a result, an ownership change occurred under Section 382 that limits the utilization of pre-change net operating loss carryforwards. Approximately $3.5 million of the total net operating loss is subject to the Section 382 limitations.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to total income tax expense is as follows for the year ended December 31:

	2006	2005
Tax (benefit) at statutory rate -- 34%	$ (474,755)	$ (406,535)
Change in valuation allowance	473,364	404,942
Permanent and other differences	1,391	1,593
Income tax expense	$ -	$ -

Note 10. Employment Benefit Plans

Stock Option Plans: The Board of Directors and stockholders approved the 1999 Employee Comprehensive Stock Plan ("Employee Plan") to provide qualified incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) as well as restricted stock grants to key employees. Under the terms of the Employee Plan, the exercise price of ISOs must be equal to 100% of the fair market value on the date of grant (or 110% of fair market value in the case of an ISO granted to a 10% stockholder/grantee). There is no price requirement for NQSOs, other than that the option price must exceed the par value of the common stock. The Company has reserved 30,000,000 shares of its common stock for issuance pursuant to the Employee Plan.

The 1999 Non-Employee Director Plan ("Director Plan") was approved by the Board of Directors and stockholders in 1999. Under the Director Plan, non-employee directors may be granted options to purchase shares of common stock at 100% of fair market value on the date of grant. The Company has reserved 1,500,000 shares of its common stock for issuance pursuant to the Director Plan.

Option activity under the Employee Plan and Director Plan is as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding, December 31, 2004	4,234,770	$ 0.78
Granted	1,575,000	0.08
Canceled	(278,600)	0.32
Exercised	(15,000)	0.09
Outstanding, December 31, 2005	5,516,170	0.61
Granted	-	-
Canceled	(15,000)	0.20
Exercised	-	-
Outstanding, December 31, 2006	5,501,170	$ 0.61

There was an aggregate of 21,018,377 options to purchase the Company’s common stock available for future grants under the Employee and Director Plans at December 31, 2006.

Summarized information about stock options outstanding is as follows at December 31, 2006:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.08 - $0.14	3,230,000	7.9 years	$0.11	3,230,000	$0.11
$0.18 - $0.26	859,500	6.0 years	$0.18	854,500	$0.18
$0.86 - $0.88	662,668	4.8 years	$0.86	662,668	$0.86
$1.88 - $2.07	334,001	4.0 years	$2.06	334,001	$2.06
$2.81 - $11.25	415,001	2.2 years	$3.85	415,001	$3.85
	5,501,170	6.6 years	$0.61	5,496,170	$0.61

The weighted average fair value of stock options at date of grant was $0.06 per option for options granted during 2005. There were no stock options granted during 2006. The fair value of each option granted was estimated using the Black-Scholes option-pricing model, utilizing the following assumptions:

2005
Dividend yield	None
Expected volatility	135%
Risk-free interest rate	4.38%
Expected life	2

Employee Stock Purchase Plan: The Company established the 1999 Employee Stock Purchase Plan ("ESPP") under the requirements of Section 423 of the Internal Revenue Code (the "Code") to allow eligible employees to purchase the Company’s common stock at regular intervals. Participating employees may purchase common stock through voluntary payroll deductions at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the common stock at the beginning or the end of the participation period. Common stock reserved for future employee purchases under the plan aggregated 755,828 shares at December 31, 2006. There were no shares issued under the ESPP in 2006 or 2005.

401(k) Plan: The Company has a defined contribution plan (the "401(k) Plan") pursuant to Section 401(k) of the Code. All eligible full and part-time employees of the Company who meet certain age requirements may participate in the 401(k) Plan. Participants may contribute between 1% and 15% of their pre-tax compensation, but not in excess of the maximum allowable under the Code. The 401(k) Plan allows for discretionary and matching contributions by the Company. The Company made no contributions during 2006 or 2005.

Note 11. Stock Warrants

On September 30, 2004, the Company signed a performance-based warrant agreement with Kubra Data Transfer, Ltd., a provider of enterprise information solutions servicing Electronic Bill Presentment and Payment customers, as consideration for entering into a customer referral agreement with the Company for a three-year term. Under the terms of the referral agreement, the Company will become Kubra's preferred provider of credit and debit card payment processing. The incentive warrant agreement provides for both an initial vested warrant for 250,000 shares of restricted common stock at $0.24 per share (see Note 2) and contingent warrants to be earned based on the achievement of annual or quarterly goals for delivery of gross revenue to the Company through the referral or transfer of profitable payment processing customers. The contingent warrants will also be for restricted common stock and will be priced at 120% of the market price for the common stock when earned.

Outstanding vested warrants to purchase common stock were as follows at December 31, 2006:

Shares of Common Stock	Exercise Price	Expiration Date
2,179,121	$11.38	June 2, 2010
1,912,400	0.20	November 27, 2007
4,091,521

Note 12. Shareholder Rights Plan

On April 22, 2005, the Company’s Board of Directors declared a dividend of one right for each outstanding share of common stock. The rights were issued to shareholders of record on April 29, 2005 and will expire on April 29, 2009. Until the rights become exercisable, the rights will trade automatically with the common stock and separate rights certificates will not be issued. The rights will be exercisable only if a person or group acquires 20% or more of the Company’s common stock, whether through open market or private purchases or consummation of a tender or exchange offer, or announces an offer the consummation of which would result in such person or group owning 20% or more of the Company’s common stock. When the rights first become exercisable, each right will entitle the holder to purchase one share of common stock for $0.10, subject to adjustment. If the Company is involved in a merger or other business combination after a person or group has acquired 20% or more of its common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's shares having a market value of twice the exercise price of each right. If a person or group acquires 20% or more of the Company’s common stock, each right will entitle its holder to purchase a number of additional shares of common stock having a market value of twice the exercise price of each right.

Note 13. Common Stock Listing

The Company’s common stock began trading on the Over the Counter Bulletin Board ("OTCBB") operated by the National Association of Securities Dealers (“NASD”) on December 3, 1998. The NASD adopted eligibility rules in 1999, which required clearance of comments by the SEC on all SEC filings. The Company filed its initial filing on Form 10 with the SEC on June 10, 1999 but, as of October 7, 1999, the SEC had not cleared its comment period. In accordance with the OTCBB's phase-in schedule for the new eligibility rules, the listing on the OTCBB was terminated. The Company’s common stock was quoted in the National Quotation Board's Electronic Pink Sheets until December 7, 1999, when the SEC cleared the comment period and the stock was relisted and traded on the OTCBB through March 13, 2000 at which time the stock was approved for trading on the NASDAQ Small Cap Market. Subsequently the stock was approved for trading on the NASDAQ National Market (“NNM”) on July 31, 2000, under the symbol “BLLS.” On February 4, 2003, the NNM delisted the Company’s common stock because the Company did not meet the requirements for continued listing on the NNM. The Company's common shares were immediately eligible for quotation on the OTCBB effective at opening of business on February 4, 2003. On July 29, 2003, the Company amended its Articles of Incorporation to change its name to Payment Data Systems, Inc. and began trading on the OTCBB under a new symbol, PYDS, on August 20, 2003.

Note 14. Legal Proceedings

On July 25, 2003, certain of the Company’s stockholders (those stockholders being Mike Procacci, Jr., Mark and Stefanie McMahon, Anthony and Lois Tedeschi, Donna and James Knoll, John E. Hamilton, III, William T. Hagan, Samuel A. Fruscione, Dana Fruscione-Penzone, Gia Fruscione, Alicia Fruscione, Joseph Fruscione, Robert Evans, John Arangio, Gary and JoAnne Gardner, Lee and Margaret Getson, G. Harry Bonham, Jr., Gary Brewer, Bob Lastowski, Robert Filipe, Mitchell D. Hovendick, Dr. John Diephold, Joseph Maressa, Jr., and Charles Brennan) commenced legal action against the Company, Ernst & Young, LLP, and certain of the Company’s current and former directors (including the executive officers named above) in the District Court of the 45th Judicial District, Bexar County, Texas. With respect to the Company and the current and former directors named in the suit, the plaintiffs alleged that the Company, acting through such directors, misstated in the Company’s 2000 and 2001 Form 10-Ks the Company’s ability to use for operational purposes the funds pledged as security for margin loans of certain of the Company’s executive officers, as discussed above in Note 8. The plaintiffs alleged and sought resulting economic and exemplary damages, rescission, interest, attorneys' fees and costs of court.

On November 9, 2005, the Company entered into a settlement agreement with all the plaintiffs named in the suit. Under the terms of the settlement, the plaintiffs dismissed the pending litigation, with prejudice, and released all claims against the Company, its current and former officers and directors, and the Company’s former auditors, Ernst & Young, LLP. Additionally, the Company reset the exercise price of 1,912,400 warrants to purchase the Company’s common stock held by the plaintiffs from $1.80 per share to a new exercise price of $0.20 per share. The Company also extended the expiration date of the warrants from November 27, 2006 to November 27, 2007. The Company recorded a non-cash expense of $151,309 in the quarter ended September 30, 2005 as a result of the modification of the warrant terms. The Company is not paying any other economic consideration to fund this settlement.

Note 15.  Subsequent Events

Subsequent to December 31, 2006 and through March 16, 2007, the Company sold 1,156,600 shares of unregistered common stock to Dutchess Private Equities Fund, LP pursuant to the equity line of credit (see Note 2) and received total proceeds, net of issuance costs, of $104,927.

On January 18, 2007, the Company sold 3,000,000 shares of restricted common stock to Robert D. Evans, an individual investor, for a total offering price of $255,000 under a Stock Purchase Agreement. On March 1, 2007, the Company sold an additional 5,000,000 shares of restricted common stock to Robert D. Evans for a total offering price of $500,000 pursuant to a Stock Purchase Agreement.

On February 27, 2007, the Company executed employment agreements with Michael Long, Chief Executive Officer and Chief Financial Officer, and Louis Hoch, President and Chief Operating Officer, and subsequently issued a total of 3,000,000 shares of common stock to each under the terms of their respective employment agreements, for which the Company recorded $107,000 of expense and $535,000 of deferred compensation.

On February 28, 2007, the Company’s Board of Directors amended the terms of the Common Stock Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Company amended the definition of an Acquiring Person in the Rights Agreement to mean any Person who or which shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding and amended the definition of Purchase Price in the Rights Agreement to be $0.10 for each share of Common Stock issued pursuant to the exercise of a Right.

Under the terms of the note payable to Dutchess (see Note 7), the Company agreed to pay all financing proceeds raised during the term of the note exceeding the aggregate amount of $500,000 towards prepayment of the note. On March 9, 2007, the Company received $500,000 in readily available funds from our sale of 5,000,000 shares of common stock on March 1, 2007, which brought the aggregate amount of financing raised during the term of the note to approximately $890,000. Accordingly, the Company prepaid the balance of the note in full on March 12, 2007 in the amount of $300,734.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2007 AND DECEMBER 31, 2006

	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 318,202	$ 198,759
Accounts receivable, net	100,144	89,021
Prepaid expenses and other	26,865	129,441
Total current assets	445,211	417,221

Property and equipment, net	157,271	157,616
Other assets	26,693	26,693
Total assets	$ 629,175	$ 601,530
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$ 112,451	$ 131,055
Accrued expenses	502,821	639,925
Note payable	-	359,280
Deferred revenue	59,940	36,434
Total current liabilities	675,212	1,166,694
Stockholders’ equity (deficit):
Common stock, $0.001 par value, 200,000,000 shares authorized; 70,175,982 and 44,879,005 issued and outstanding	70,176	44,879
Additional paid-in capital	53,142,412	50,736,455
Deferred compensation	(1,889,347)	(588,775)
Accumulated deficit	(51,369,278)	(50,757,723)
Total stockholders’ equity (deficit)	(46,037)	(565,164)
Total liabilities and stockholders’ equity (deficit)	$ 629,175	$ 601,530

See notes to interim consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(UNAUDITED)

	Three Months Ended March 31,
	2007	2006
Revenues	$ 633,196	$ 348,010
Operating expenses:
Cost of services	524,115	298,382
Selling, general and administrative	542,155	443,830
Depreciation and amortization	17,577	21,467
Total operating expenses	1,083,847	763,679
Operating loss	(450,651)	(415,669)
Other income (expense):
Interest income	348	189
Interest expense	(66,264)	(10,477)
Other income (expense)	(94,988)	-
Total other income (expense)	(160,904)	(10,288)
Loss from operations before income taxes	(611,555)	(425,957)
Income taxes	-	-
Net loss	$ (611,555)	$ (425,957)
Net loss per common share - basic and diluted	$ (0.01)	$ (0.01)
Weighted average common shares
outstanding – basic and diluted	58,335,693	36,149,686

See notes to interim consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(UNAUDITED)

	Three Months Ended March 31,

	2007	2006
Operating activities:
Net loss	$ (611,555)	$ (425,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	17,577	21,467
Non-cash issuance of common stock	107,000	198,375
Deferred compensation	90,533	60,228
Amortization of debt discount	57,388	-
Changes in current assets and current liabilities:
Accounts receivable	(11,123)	(96,981)
Prepaid expenses and other	102,576	(249,700)
Deferred revenue	23,506	79,883
Accounts payable and accrued expenses	(155,708)	(16,649)
Net cash used in operating activities	(379,806)	(429,334)
Investing activities:
Purchases of property and equipment	(17,232)	(23,691)
Net cash used in investing activities	(17,232)	(23,691)
Financing activities:
Principal payments for notes payable	(416,668)	-
Issuance of common stock, net of issuance costs	933,149	209,143
Net cash provided by financing activities	516,481	209,143
Change in cash and cash equivalents	119,443	(243,882)
Cash and cash equivalents, beginning of period	198,759	378,098
Cash and cash equivalents, end of period	$ 318,202	$ 134,216

See notes to interim consolidated financial statements.

PAYMENT DATA SYSTEMS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1.  Basis of Presentation

Payment Data Systems, Inc. and subsidiaries (the "Company"), has incurred substantial losses since inception, which has led to a significant decrease in its cash position and a deficit in working capital. The Company believes that its current available cash along with anticipated revenues may be insufficient to meet its anticipated cash needs for the foreseeable future. Consequently, the Company’s ability to continue as a going concern is likely contingent on the Company receiving additional funds in the form of equity or debt financing. The Company is currently aggressively pursuing strategic alternatives (see Note 4). The sale of additional equity or convertible debt securities would result in additional dilution to the Company's stockholders, and debt financing, if available, may involve covenants which could restrict operations or finances. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. If the Company cannot raise funds on acceptable terms, or achieve positive cash flow, it may not be able to continue to exist, conduct operations, grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which would negatively impact its business, operating results and financial condition. The accompanying unaudited consolidated financial statements of the Company do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The accompanying unaudited consolidated financial statements of the Company have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary to present fairly the Company's financial position, results of operations and cash flows for such periods. The accompanying interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006. Results of operations for interim periods are not necessarily indicative of results that may be expected for any other interim periods or the full fiscal year.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2.  Stock-Based Compensation

During the quarter ended March 31, 2007, the Company issued a total of 9,392,277 shares of common stock granted to employees on December 27, 2006 as a long-term incentive for which it recorded $845,305 of deferred compensation. The common stock is restricted and vests on December 27, 2016. The Company also issued a total of 120,000 shares granted to an independent contractor on December 27, 2006 as a long-term incentive for which it recorded $10,800 of deferred compensation. The common stock is restricted and vests equally over three years on the anniversary date of the grant.

On February 27, 2007, the Company executed employment agreements with Michael Long, Chief Executive Officer and Chief Financial Officer, and Louis Hoch, President and Chief Operating Officer, and subsequently issued 500,000 shares of common stock to each as a signing bonus under the terms of their respective employment agreements, for which the Company recorded $107,000 of expense. The Company also issued 2,500,000 shares of common stock to each as a long-term incentive under the terms of their respective employment agreements, for which the Company recorded $535,000 of deferred compensation. The incentive stock is restricted and vests annually over five years in increments of 500,000 shares beginning on February 28, 2009.

Note 3.  Note Payable

On August 21, 2006, the Company entered into a zero-discount promissory note with Dutchess Private Equities Fund, LP (“Dutchess”). Pursuant to the terms of the promissory note, the Company received $500,000 and promised to pay Dutchess $625,000 with a maturity date of August 21, 2007. In addition, the Company agreed to pay all financing proceeds raised during the term of the note exceeding the aggregate amount of $500,000 towards prepayment of the note. The balance of the note payable was $359,280 on December 31, 2006. On March 9, 2007, the Company received $500,000 in readily available funds from our sale of 5,000,000 shares of common stock on March 1, 2007, which brought the aggregate amount of financing raised during the term of the note to approximately $890,000. Accordingly, the Company prepaid the balance of the note in full on March 12, 2007 in the amount of $300,734.

Note 4.  Equity Line of Credit

In February 2004, the Company executed an agreement for an equity line of credit with Dutchess. Under the terms of the agreement and at its election, the Company may receive as much as $10 million in common stock purchases by Dutchess through August 13, 2007. During the quarter ended March 31, 2007, the Company sold 1,784,700 shares of its common stock pursuant to the equity line of credit and received total proceeds, net of issuance costs, of $169,273.

Note 5.  Issuance of Capital Stock

On January 18, 2007, the Company sold 3,000,000 shares of restricted common stock to Robert D. Evans, an individual investor, for a total offering price of $255,000 under a Stock Purchase Agreement. On March 1, 2007, the Company sold an additional 5,000,000 shares of restricted common stock to Robert D. Evans for a total offering price of $500,000 pursuant to a Stock Purchase Agreement.

Note 6.  Income Taxes

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 provides guidance for recognizing and measuring uncertain tax positions, as defined in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification and disclosure of these uncertain tax positions. Adoption of FIN 48 did not have a significant impact on the Company’s financial statements.

Note 7.  Related Party Transactions

Beginning in December 2000, the Company pledged as loan guarantees certain funds held as money market funds and certificates of deposit to collateralize margin loans for the following executive officers of the Company: (1) Michael R. Long, then Chairman of the Board of Directors and Chief Executive Officer; (2) Louis A. Hoch, then President and Chief Operating Officer; (3) Marshall N. Millard, then Secretary, Senior Vice President, and General Counsel; and (4) David S. Jones, then Executive Vice President. Mr. Millard and Mr. Jones are no longer employees of the Company. The margin loans were obtained in March 1999 from institutional lenders and were secured by shares of the Company's common stock owned by these officers. The pledged funds were held in the Company’s name in accounts with the lenders that held the margin loans of the officers. The Company's purpose in collateralizing the margin loans was to prevent the sale of its common stock owned by these officers while it was pursuing efforts to raise additional capital through private equity placements. The sale of that common stock could have hindered the Company's ability to raise capital in such a manner and compromised its continuing efforts to secure additional financing. The highest total amount of funds pledged for the margin loans guaranteed by the Company was approximately $2.0 million. The total balance of the margin loans guaranteed by the Company was approximately $1.3 million at December 31, 2002. At the time the funds were pledged, the Company believed they would have access to them because (a) their stock price was substantial and the stock pledged by the officers, if liquidated, would produce funds in excess of the loans payable, and (b) with respect to one of the institutional lenders (who was also assisting the Company as a financial advisor at the time), even if the stock price fell, they had received assurances from that institutional lender that the pledged funds would be made available as needed. During the fourth quarter of 2002, the Company requested partial release of the funds for operating purposes, which request was denied by an institutional lender. At that time, their stock price had fallen as well, and it became clear that both institutional lenders would not release the pledged funds. In light of these circumstances, the Company recognized a loss on the guarantees of $1,278,138 in the fourth quarter of 2002 and recorded a corresponding payable under related party guarantees on their balance sheet at December 31, 2002 because it became probable at that point that they would be unable to recover their pledged funds. During the quarter ended March 31, 2003, the lenders applied the pledged funds to satisfy the outstanding balances of the loans. The total balance of the margin loans guaranteed by the Company was zero at March 31, 2007. In February 2007, the Company signed employment agreements with Mr. Long and Mr. Hoch that require each to repay his respective obligation to the Company in four equal annual payments of cash or stock or any combination thereof. The Company may institute litigation or arbitration in collection of the outstanding repayment obligations of Mr. Millard and Mr. Jones, which currently total approximately $293,000. Presently, the Company has refrained from initiating action to recover funds from Mr. Millard because he may have an offsetting claim in excess of his repayment obligation by virtue of the deferred compensation clause in his employment agreement based on the Company’s preliminary analysis. The Company has not pursued the outstanding repayment obligation of Mr. Jones because the Company does not consider a recovery attempt to be cost beneficial. In order to attempt a recovery from Mr. Jones, the Company estimates that it would incur a minimum of $20,000 in estimated legal costs with no reasonable assurance of success in recovering his outstanding obligation of approximately $38,000. Because of the limited amount of the obligation, the Company also anticipates difficulty in retaining counsel on a contingency basis to pursue collection of this obligation. The ultimate outcome of this matter cannot presently be determined.

Note 8. Shareholder Rights Plan

On February 28, 2007, the Company’s Board of Directors amended the terms of the Common Stock Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent. The Company amended the definition of an Acquiring Person in the Rights Agreement to mean any Person who or which shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding and amended the definition of Purchase Price in the Rights Agreement to be $0.10 for each share of Common Stock issued pursuant to the exercise of a Right.

Note 9.  Subsequent Events

Subsequent to March 31, 2007 and through May 1, 2007, the Company sold 176,000 shares of its common stock pursuant to the equity line of credit (see Note 4) and received total proceeds, net of issuance costs, of $20,516.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement.  For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Please refer to “Disclosure of Commission Position of Indemnification for Securities Act Liabilities.”

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the common stock being registered, other than the underwriting discounts and commissions.

Amount to be paid

SEC Registration Filing Fee	$42
Printing and Edgarizing expenses	$3,000
Legal fees and expenses	$10,458
Accounting fees and expenses	$10,000
Transfer agent	$500
Miscellaneous	$1,000
Total	$25,000

UNREGISTERED SALES OF EQUITY SECURITIES

During the quarter ended September 30, 2004, we sold 363,950 shares of our common stock to Dutchess Private Equities Fund, an accredited investor, pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $28,362.

During the quarter ended December 31, 2004, we sold 1,095,485 shares of our common stock to Dutchess Private Equities Fund pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $278,448.

During the quarter ended December 31, 2004, we issued 150,000 shares of restricted common stock to Dutchess Private Equities Fund as an incentive for entering into promissory notes. The shares were valued at $34,500.

During the quarter ended March 31, 2005, we sold 553,125 shares of our common stock to Dutchess Private Equities Fund pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $151,922.

On March 28, 2005, we granted a total of 2,956,950 shares of restricted common stock to employees and independent director as a long-term incentive valued at $591,390. The common stock vests equally over three years on the anniversary date of the grant.

During the quarter ended June 30, 2005, we sold 1,182,233 shares of our common stock to Dutchess Private Equities Fund pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $222,548.

On May 23, 2005, we issued 500,000 shares of restricted common stock to Dutchess Private Equities Fund as an incentive for entering into a promissory note. The shares were valued at $102,500.

During the quarter ended September 30, 2005, we sold 1,284,486 shares of our common stock to Dutchess Private Equities Fund pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $201,325.

During the quarter ended December 31, 2005, we sold 160,000 shares of our common stock to Dutchess Private Equities Fund, LP pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $21,367.

On December 29, 2005, we granted a total of 4,709,024 shares of restricted common stock to employees and independent contractors and director as a long-term incentive valued at $386,140. The common stock vests on December 29, 2015.

During the quarter ended March 31, 2006, we sold 1,533,760 shares of our common stock to Dutchess Private Equities Fund, LP pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $198,665.

During the quarter ended March 31, 2006, we issued 735,295 shares of restricted common stock valued at $125,000 to Carmen Electra, an accredited investor, under the terms of a license agreement with her.

During the quarter ended June 30, 2006, we sold 1,460,125 shares of our common stock to Dutchess Private Equities Fund, LP, pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $158,977.

During the quarter ended September 30, 2006, we sold 694,498 shares of our common stock to Dutchess Private Equities Fund, LP pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $56,998.

On August 21, 2006, we issued 1,042,000 shares of restricted common stock to Dutchess Private Equities Fund, LP as an incentive for entering into a promissory note. The shares were valued at $98,469.

During the quarter ended December 31, 2006, we sold 366,665 shares of our common stock to Dutchess Private Equities Fund, LP pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $37,381.

On December 27, 2006, we granted a total of 9,392,277 shares of restricted common stock to employees and independent director as a long-term incentive valued at $845,305. The common stock vests on December 27, 2016.

On December 27, 2006 we granted a total of 120,000 shares of restricted common stock to an independent contractor as a long-term incentive and recorded $10,800 of deferred compensation. The common stock vests equally over three years on the anniversary date of the grant.

On January 18, 2007, we sold 3,000,000 shares of our common stock to Robert D. Evans, an accredited investor, pursuant to a Stock Purchase Agreement and received total proceeds, net of issuance costs, of $255,000.

On March 1, 2007, we sold 5,000,000 shares of our common stock to Robert D. Evans pursuant to a Stock Purchase Agreement and received total proceeds, net of issuance costs, of $500,000.

On March 8, 2007, we issued 2,500,000 shares each to Michael Long, Chief Executive Officer and Chief Financial Officer, and Louis Hoch, President and Chief Operating Officer, as a long-term incentive under the terms of their respective employee agreements for which we recorded a total of $535,000 of deferred compensation.

During the quarter ended March 31, 2007, we sold 1,784,700 shares of our common stock to Dutchess Private Equities Fund, Ltd. pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $169,273.

Subsequent to March 31, 2007 and through May 1, 2007, we sold 176,000 shares of our common stock to Dutchess Private Equities Fund, Ltd. pursuant to an equity line of credit and received total proceeds, net of issuance costs, of $20,516.

The securities were sold in accordance with Rule 506 of Regulation D under the Securities Act of 1933, as amended, in that:

•

the sales were made to an accredited investor, as defined in Rule 501;

•

we gave the purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which we possessed or could acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished;

•

at a reasonable time prior to the sale of securities, we advised the purchaser of the limitations on resale in the manner contained in Rule 502(d)2;

•

neither we nor any person acting on our behalf sold the securities by any form of general solicitation or general advertising; and

•

we exercised reasonable care to assure that the purchaser of the securities is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933 in compliance with Rule 502(d).

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act:

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)(ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter)

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining any liability under the Securities Act to any purchaser:

(1)  For  determining  any liability  under  the  Securities  Act,  treat  the information  omitted  from  the  form  of  prospectus  filed  as  part  of  this registration  statement  in  reliance  upon Rule 430A and contained in a form of prospectus  filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the  Securities  Act  as  part of this registration statement as of the time the

Commission declared it effective.

(2)  For determining any liability under the Securities Act, treat  each post-effective  amendment  that  contains  a  form  of  prospectus  as  a  new registration statement for the securities offered in the registration statement, and  that  offering  of  the  securities  at  that time as the initial bona fide offering of those securities.

EXHIBITS

The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement.

Exhibit

Description

3.1

Amended and Restated Articles of Incorporation (included as exhibit 3.1 to the Form 10-KSB filed March 31, 2006, and incorporated herein by reference).

3.2

Amended and Restated By-laws (included as exhibit 3.2 to the Form 10-KSB filed March 31, 2006, and incorporated herein by reference).

4.1

Amended and Restated 1999 Employee Comprehensive Stock Plan (included as exhibit 10.1 to the Form 8-K filed January 3, 2006, and incorporated herein by reference).

4.2

Amended and Restated 1999 Non-Employee Director Plan (included as exhibit 10.2 to the Form 8-K filed January 3, 2006, and incorporated herein by reference).

4.3

Employee Stock Purchase Plan (included as exhibit 4.3 to the Form S-8 filed February 23, 2000, and incorporated herein by reference).

4.4

Registration Rights Agreement between the Company and Dutchess Private Equities Fund, LP, dated June 6, 2004 (included as exhibit 10.9 to the Form SB-2 filed June 18, 2004, and incorporated herein by reference).

4.5

Rights Agreement between the Company and American Stock Transfer & Trust Company, dated February 28, 2007 (included as exhibit 4.1 to the Form 8-K filed March 5, 2007, and incorporated herein by reference).

5.1

Opinion on Legality of Amy Trombly, Esq.*

10.1

Lease Agreement between the Company and Frost National Bank, Trustee for a Designated Trust, dated August 22, 2003 (included as exhibit 10.3 to the Form 10-Q filed November 14, 2003, and incorporated herein by reference).

10.2

Employment Agreement between the Company and Michael R. Long, dated February 27, 2007 (included as exhibit 10.1 to the Form 8-K filed March 2, 2007, and incorporated herein by reference).

10.3

Employment Agreement between the Company and Louis A. Hoch, dated February 27, 2007 (included as exhibit 10.2 to the Form 8-K filed March 2, 2007, and incorporated herein by reference).

10.4

Investment Agreement between the Company and Dutchess Private Equities Fund, LP, dated June 4, 2004 (included as exhibit 10.8 to the Form SB-2 filed June 18, 2004, and incorporated herein by reference).

10.5

Placement Agent Agreement between the Company, Charleston Capital Corporation, and Dutchess Private Equities Fund, LP, dated June 4, 2004 (included as exhibit 10.10 to the Form SB-2 filed June 18, 2004, and incorporated herein by reference).

10.6

Affiliate Office Agreement between the Company and Network 1 Financial, Inc. (included as exhibit 10.11 to the Form SB-2 filed April 28, 2004, and incorporated herein by reference).

10.7

Promissory Note between the Company and Dutchess Private Equities Fund, II, LP, dated August 24, 2004 (included as exhibit 10.1 to the Form 8-K filed September 2, 2004, and incorporated herein by reference).

10.8

Warrant Agreement between the Company and Kubra Data Transfer LTD, dated as of September 30, 2004 (included as exhibit 10.1 to the Form 8-K filed October 6, 2004, and incorporated herein by reference).

10.9

Promissory Note between the Company and Dutchess Private Equities Fund, II, LP, dated December 10, 2004 (included as exhibit 10.1 to the Form 8-K filed December 16, 2004, and incorporated herein by reference).

10.10

Promissory Note between the Company and Dutchess Private Equities Fund, II, LP, dated May 12, 2005 (included as exhibit 10.11 to the Form 10-QSB filed May 16, 2005, and incorporated herein by reference).

10.11

Promissory Note between the Company and Dutchess Private Equities Fund, II, LP, dated August 21, 2006 (included as exhibit 10.1 to the Form 8-K filed August 25, 2006, and incorporated herein by reference).

10.12

Corporate Consulting Agreement between the Company and Theodore Smith, dated April 26, 2005 (included as exhibit 10.1 to the Form S-8 filed June 3, 2005, and incorporated herein by reference).

10.13

Trademark and Domain Name Purchase Agreement between the Company and Alivio Holdings, LLC, dated November 14, 2005 (included as exhibit 10.1 to the Form 8-K filed November 17, 2005, and incorporated herein by reference).

10.14

Stock Purchase Agreement between the Company and Robert D. Evans, dated January 18, 2007 (included as exhibit 10.1 to the Form 8-K filed January 23, 2007, and incorporated herein by reference).

10.15

Stock Purchase Agreement between the Company and Robert D. Evans, dated March 1, 2007 (included as exhibit 10.1 to the Form 8-K filed March 5, 2007, and incorporated herein by reference).

10.16

Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd., dated June 11, 2007 (included as exhibit 10.1 to the Form 8-K filed June 15, 2007, and incorporated herein by reference).

10.17

Registration Rights Agreement between the Company and Dutchess Private Equities Fund, Ltd., dated June 11, 2007 (included as exhibit 10.2 to the Form 8-K filed June 15, 2007, and incorporated herein by reference).

14.1

Code of Ethics (included as exhibit 14.1 to the Form 10-K filed March 30, 2004, and incorporated herein by reference).

16.1

Letter from Ernst and Young LLP to the Securities and Exchange Commission dated February 10, 2004 (included as exhibit 16.1 to the Form 8-K filed February 11, 2004, and incorporated herein by reference).

21.1

Subsidiaries of the Company (included as exhibit 21.1 to the Form 10-K filed April 1, 2002, and incorporated herein by reference).

23.1

Consent of Akin Doherty Klein & Feuge, P.C., Independent Auditors (filed herewith).

23.2

Consent of Counsel (contained in Exhibit 5.1).

31.1

Certification of the Chief Executive Officer/Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (included as exhibit 31.1 to the Form 10-QSB filed May 15, 2007, and incorporated herein by reference).

32.1

Certification of the Chief Executive Officer/Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (included as exhibit 32.1 to the Form 10-QSB filed May 15, 2007, and incorporated herein by reference).

* To be filed by amendment.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San Antonio, Texas on August 7, 2007.

Payment Data Systems, Inc.

By:	/s/ Michael R. Long
Michael R. Long,
Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:

SIGNATURES

By: /s/ Michael R. Long	By: /s/ Louis A. Hoch
Michael R. Long	Louis A. Hoch

Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Chairman of the Board	President, Chief Operating Officer and Vice Chairman of the Board
Date: August 7, 2007	Date: August 7, 2007

By: /s/ Peter G. Kirby
Peter G. Kirby

Director
Date: August 7, 2007